Exhibit 10.1

EXECUTION VERSION

BACKSTOP COMMITMENT AGREEMENT

AMONG

KEY ENERGY SERVICES, INC.

AND

THE BACKSTOP PARTICIPANTS PARTY HERETO

Dated as of September 21, 2016

i

Section 10.9	Specific Performance	64

Section 10.10	No Reliance	65

Section 10.11	Publicity	65

Section 10.12	Survival	65

SCHEDULES AND EXHIBITS

Schedule 1	Schedule of Backstop Participants and Direct Allocation Commitments

Exhibit A	Call Option Notice of Non-Exercise

Exhibit B	Put Option Notice of Non-Exercise

Exhibit C	Joint Prepackaged Plan of Reorganization of Key Energy Services, Inc. and its Debtor Affiliates

Exhibit D	Rights Offering Procedures

Exhibit E	Incremental Liquidity Per Share Price

BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of September 21, 2016, is made by and among Key Energy Services, Inc., a Maryland corporation (“Key” and, as reorganized following the Plan Effective Date and converted to a Delaware corporation, “Reorganized Key”, and Key and Reorganized Key, as applicable, the “Company”), and each Backstop Participant set forth on Schedule 1 hereto (including, as applicable, any Transferee in accordance with the terms hereof) (each a “Backstop Participant” and, collectively, the “Backstop Participants”). Key and each Backstop Participant is referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Parties have executed the Plan Support Agreement pursuant to which:

(1)	the Debtors agreed, among other things, to commence: (A) a solicitation of votes to accept or reject the Joint Prepackaged Plan of Reorganization of Key Energy Services, Inc. and its Debtor Subsidiaries in the form attached hereto as Exhibit D (as may be amended, modified or supplemented in accordance with the Plan Support Agreement and once confirmed, the terms thereof, the “Plan”), (B) the Rights Offering, and (C) promptly following the Rights Offering Expiration Date and completion of the solicitation of votes on the Plan, jointly administered proceedings (the “Chapter 11 Proceedings”) for relief under chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as may be amended from time to time (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue confirmation of the Plan; and

(2)	the Parties agreed to execute and deliver this Agreement pursuant to which, and subject to the terms and conditions hereof, (A) each Backstop Participant agrees to: (i) exercise all of its Rights prior to the Rights Offering Expiration Date, (ii) purchase, when issued, its Senior Notes Rights Offering Allocation Percentage of each of the Senior Notes Primary Rights Offering Shares and the Senior Notes Incremental Liquidity Shares (if issued), (iii) sell its Put Option to the Company, (iv) acquire its Call Option from the Company, and (v) exercise its Call Option during the Call Option Exercise Period; and (B) the Company agrees to: (i) grant a Call Option to each Backstop Participant, (ii) acquire a Put Option from each Backstop Participant, and (iii) in consideration for the Backstop Commitment, pay the Put Premium to the Closing Backstop Participants at Closing.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the form of plan attached hereto as Exhibit C, without giving effect to any amendments, supplements or modifications thereto (the “Form of Plan”). Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

“2016 PIP” means the existing 2016 annual cash incentive plan generally available to Key’s employees.

“Affiliate” has the meaning set forth in the Form of Plan.

“Affiliated Covered Holder” means, subject to Section 2(b) of the PSA, any Person of whom a Supporting Creditor is an investment advisor or manager or over whom a Supporting Creditor has power and/or authority to bind with respect to securities and/or Covered Interests owned by such Person; provided that if any Party signs onto this Agreement solely as to a specific business desk, no Affiliate of such Backstop Participant or other business unit within any such Party shall be subject to this Agreement unless such Affiliate or business unit separately becomes a party hereto.

“Affiliated Fund” means any Person of whom a Backstop Participant is an investment advisor or manager or over whom a Backstop Participant has power and/or authority to bind with respect to securities and/or Covered Interests owned by such Person; provided that if any Party signs onto this Agreement solely as to a specific business desk, no Affiliate of such Backstop Participant or other business unit within any such Party, shall be subject to this Agreement unless such Affiliate or business unit separately becomes a party hereto.

“Agreement” has the meaning set forth in the Preamble.

“AI” means an “accredited investor” as defined by Rule 501 of the Securities Act.

“Alternative Transaction” means (i) any alternative refinancing, recapitalization, share exchange, rights offering, equity investment or other transaction other than the Restructuring or any purchase, sale, or other disposition of all or a material portion of a Debtor’s business or assets, except for the sale of assets in the ordinary course of business or in connection with a Specified Asset Sale, (ii) any issuance, sale, or other disposition of any equity interest (including, without limitation, securities or instruments directly or indirectly convertible or exchangeable into equity but excluding any intercompany transactions necessary or desirable in connection with the Restructuring) in a Debtor (by such Debtor), (iii) any merger, acquisition, consolidation, or similar business combination transaction involving a Debtor (excluding any intercompany transactions necessary or contemplated in connection with the Restructuring) or (iv) any other reorganization, restructuring or other transaction the purpose or effect of which would be reasonably expected to, or which would, prevent or render impractical, or otherwise frustrate or impede in any material respect, the Restructuring, or is otherwise inconsistent with the Definitive Restructuring Documents and the Fundamental Implementation Agreements (including this Agreement).

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or other similar applicable laws or regulations by any country, including those implementing the OECD Convention on Combating Bribery of Foreign Officials and all other anti-corruption and bribery laws, regulations and conventions applicable to the Company or its Subsidiaries.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction pursuant to any of the Antitrust Laws and “Antitrust Authority” means any of them.

“Antitrust Laws” has the meaning set forth in the Form of Plan.

“Applicable Consent” has the meaning set forth in Section 4.7.

“Applicable Unsubscribed Per Share Price” shall mean, with respect to the Unsubscribed Primary Rights Offering Shares, the Primary Rights Offering Per Share Price and with respect to the Unsubscribed Incremental Liquidity Shares, the applicable Incremental Liquidity Per Share Price.

“Automatic Termination” has the meaning set forth in Section 9.2(a).

“Backstop Agreement Term Sheet” means the term sheet attached as Exhibit 3 to the Plan Term Sheet.

“Backstop Commitment” has the meaning set forth in Section 2.5.

“Backstop Escrow Account” has the meaning set forth in Section 2.7(a).

“Backstop Escrow Agreement” has the meaning set forth in Section 2.7(e).

“Backstop Order” has the meaning set forth in the Form of Plan.

“Backstop Participant” or “Backstop Participants” has the meaning set forth in the Preamble.

“Backstop Participant Closing Conditions” has the meaning set forth in Section 7.1.

“Backstop Participant Default” has the meaning set forth in Section 2.6(a).

“Backstop Participant Termination” has the meaning set forth in Section 2.6(a).

“Backstop Pro Rata Share” means, with respect to each Backstop Participant, a percentage equal to such Backstop Participant’s Initial Backstop Pro Rata Share of the Backstop Commitment, adjusting for any increase or decrease in such commitment resulting from a Transfer to or by such Backstop Participant pursuant to Section 2.9 or resulting from the exercise of a Replacement Subscription Right by such Backstop Participant.

“Backstop Replacement” has the meaning set forth in Section 2.6(a).

“Backstop Replacement Funds” has the meaning set forth in Section 2.6(b).

“Backstop Replacement Notice” has the meaning set forth in Section 2.6(a).

“Backstop Shares” means the Primary Rights Offering Shares (including any Unsubscribed Primary Rights Offering Shares) and Incremental Liquidity Shares (including any Unsubscribed Incremental Liquidity Shares), if any, issued by the Company on the Closing Date to the Closing Backstop Participants.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Beneficially Controlled Votable Claims and Interests” has the meaning set forth in Section 5.11(a).

“Board” means the board of directors of the Company.

“Business Day” has the meaning set forth in the Form of Plan.

“Call Option” has the meaning set forth in Section 2.3(a).

“Call Option Exercise Period” has the meaning set forth in Section 2.3(b).

“Call Option Notice of Non-Exercise” has the meaning set forth in Section 2.3(c).

“Cash” has the meaning set forth in the Form of Plan.

“Cash Collateral Orders” has the meaning set forth in the Form of Plan.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company as of the Closing Date, which shall contain the terms set forth in the Corporate Governance Term Sheet and otherwise be in form and substance reasonably satisfactory to Key and the Required Backstop Participants.

“Chapter 11 Proceedings” has the meaning set forth in the Recitals.

“Claim” has the meaning set forth in the Form of Plan.

“Closing” has the meaning set forth in Section 2.8(a).

“Closing Backstop Participant” means a Backstop Participant that is neither a Defaulting Backstop Participant nor a Terminating Backstop Participant.

“Closing Date” has the meaning set forth in Section 2.8(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Collective Bargaining Agreements” means any and all written agreements, memoranda of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between, or that involve or apply to, any employer and any Employee Representative.

“Company” has the meaning set forth in the Preamble.

“Company Closing Conditions” has the meaning set forth in Section 7.3.

“Company Disclosure Schedule” means the disclosure schedules delivered exclusively to the Backstop Participants that are subject to an effective nondisclosure agreement with the Company, which disclosure schedules may be updated by the Company from time to time prior to the Rights Offering Expiration Date (other than with respect to Section 4.11); provided that such updates after the date hereof shall be satisfactory to the Required Backstop Participants subject to an effective nondisclosure agreement with the Company.

“Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Debtors. Company Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plan”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Replacement Notice” has the meaning set forth in Section 2.6(a).

“Company SEC Documents” means all of the publicly available reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company on or after December 31, 2015 up until the date hereof.

“Company Termination” has the meaning set forth in Section 9.1(d).

“Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be, or may have been, continued from time to time.

“Confirmation Order” has the meaning set forth in the Form of Plan.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, insurance policy, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other enforceable obligation, and any amendments thereto, whether written or oral, but excluding any Company Plan.

“Corporate Governance Term Sheet” has the meaning set forth in the Form of Plan.

“Covered Interests” means, individually or in the aggregate, the Term Loan Claims and the Senior Notes Claims.

“Debtor Subsidiaries” means each of the subsidiaries of Key party to the Plan Support Agreement.

“Debtors” means Key together with the Debtor Subsidiaries.

“Defaulting Backstop Participant” has the meaning set forth in Section 2.6(a).

“Definitive Restructuring Documents” has the meaning set forth in the Form of Plan.

“Direct Allocation Commitment” has the meaning set forth in Section 2.5(a).

“Disclosure Statement” has the meaning set forth in the Form of Plan.

“Effective Date Per Share Price” has the meaning set forth in the Form of Plan.

“Employee Representatives” has the meaning set forth in Section 4.14(a).

“Environmental Laws” has the meaning set forth in Section 4.20(a).

“Equity Holder Rights Offering Participant” has the meaning set forth in the Form of Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, for purposes of this Agreement, all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“ERISA Plan” has the meaning set forth in the definition of Company Plan.

“Escrow Accounts” mean any and all accounts established pursuant to the Backstop Escrow Agreement and the Rights Offering Escrow Agreement.

“Escrow Agent” means Capital One, N.A. or such other bank that is a chartered U.S. Bank acceptable to the Company and the Required Backstop Participants.

“Event” means any fact, event, change, effect, development, circumstance or occurrence.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation of the SEC thereunder.

“FCPA” has the meaning set forth in the definition of Anti-Bribery Laws.

“FCPA Resolution” has the meaning set forth in the Form of Plan.

“Filing Party” has the meaning set forth in Section 6.3(b).

“Final Order” has the meaning set forth in the Form of Plan.

“Final Replacement Notice” has the meaning set forth in Section 2.6(b).

“Financial Statements” has the meaning set forth in Section 4.9.

“Form of Plan” has the meaning set forth in the opening paragraph of this Section 1.1.

“Fundamental Implementation Agreements” has the meaning set forth in the Form of Plan.

“GAAP” has the meaning set forth in Section 4.9.

“Governmental Entity” means any government, governmental or quasi-governmental or regulatory body thereof or political subdivision thereof, whether domestic, foreign, multi-national, or other supra-national U.S. or non-U.S. federal, state, provincial, territorial, municipal, local, regional, judicial, administrative, legislative or regulatory or any agency, department, commission, board or bureau, instrumentality or authority thereof, or any court, arbitrator, arbitration panel, or other tribunal of competent jurisdiction (including any branch or department thereof).

“Holder” has the meaning set forth in the Form of Plan.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incremental Liquidity Equity-Allocated Shares” has the meaning set forth in the Form of Plan.

“Incremental Liquidity Funding Notice” has the meaning set forth in Section 2.7(c).

“Incremental Liquidity Per Share Price” has the meaning set forth in Section 2.2(b).

“Incremental Liquidity Rights” means the non-transferable subscription rights to purchase the Incremental Liquidity Shares (to the extent any are issued pursuant to the terms of this Agreement, the Plan and the Rights Offering Procedures) at the applicable Incremental Liquidity Per Share Price, to be issued in the Incremental Liquidity Rights Offering pursuant to the Rights Offering Procedures.

“Incremental Liquidity Rights Offering” has the meaning set forth in the Form of Plan.

“Incremental Liquidity Senior Notes-Allocated Shares” has the meaning set forth in the Form of Plan.

“Incremental Liquidity Shares” has the meaning set forth in the Form of Plan.

“Indemnified Claim” has the meaning set forth in Section 8.2.

“Indemnified Person” has the meaning set forth in Section 8.1.

“Indemnifying Party” has the meaning set forth in Section 8.1.

“Initial Backstop Pro Rata Share” means, with respect to each Backstop Participant and as set forth on Schedule 1 hereto, a percentage equal to the resulting quotient of (a) the aggregate principal amount of Senior Notes Claims beneficially owned by such Backstop Participant divided by (b) the aggregate principal amount of Senior Notes Claims beneficially owned by all Backstop Participants, in each case, as of the Senior Notes Rights Offering Record Date as defined in the Form of Plan.

“Initial Funding Date” has the meaning set forth in Section 2.7(b).

“Initial Funding Notice” has the meaning set forth in Section 2.7(a).

“Intellectual Property” means all (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, internet domain names, logos, symbols, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of same, (b) patents, registrations, invention disclosures and applications therefor including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, (c) Trade Secrets and (d) copyrights, including registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Investor Rights Agreement(s)” has the meaning set forth in the Form of Plan.

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment.

“Joint Filing Party” has the meaning set forth in Section 6.3(c).

“Key” has the meaning set forth in the Preamble.

“Knowledge of the Company” means the actual knowledge, after a reasonable inquiry of their direct reports of the chief executive officer, chief financial officer or chief legal officer of the Company.

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Legal Proceedings” has the meaning set forth in Section 4.13.

“Legend” has the meaning set forth in Section 6.9.

“Lien” has the meaning set forth in the Form of Plan.

“Losses” has the meaning set forth in Section 8.1.

“Material Adverse Effect” means (i) any Event that, individually or together with any other Event, has had or could reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Debtors taken as a whole or (ii) any Event that could reasonably be expected to prevent, materially delay or materially restrict or impair the Debtors from executing the Definitive Restructuring Documents or consummating the transactions contemplated by the Fundamental Implementation Agreements, including this Agreement, other than, in the case of each of (i) and (ii), the commencement of the Chapter 11 Proceedings and any reasonably anticipated effects of the commencement or prosecution of the Plan.

“Material Contract” means any Contract necessary for the operation of the Post-Effective Date Business that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act or required to be disclosed on a Current Report on Form 8-K).

“Materials of Environmental Concern” means (a) any substance that is listed, classified or regulated pursuant to any Environmental Law, (b) any petroleum product or by-product including produced/salt water, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon and (c) any other substance that may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Minimum Liquidity” has the meaning set forth in the Form of Plan.

“Minimum Liquidity Test” has the meaning set forth in the Form of Plan.

“Minimum Liquidity Test Date” has the meaning set forth in the Form of Plan.

“Money Laundering Laws” has the meaning set forth in Section 4.28.

“Mutual Termination” has the meaning set forth in Section 9.1(a)(ii).

“NASDAQ” has the meaning set forth in Section 6.12.

“New ABL Credit Facility” has the meaning set forth in the Form of Plan.

“New ABL Credit Facility Documents” has the meaning set forth in the Form of Plan.

“New Credit Facilities” means the New ABL Credit Facility and the New Term Loan Facility.

“New Key Constituent Documents” has the meaning set forth in the Form of Plan.

“New MIP” has the meaning set forth in the Form of Plan.

“New Term Loan Credit Agreement” has the meaning set forth in the Form of Plan.

“New Term Loan Documents” has the meaning set forth in the Form of Plan.

“New Term Loan Facility” has the meaning set forth in the Form of Plan.

“New York Court” has the meaning set forth in Section 10.4.

“New Warrants” has the meaning set forth in the Form of Plan.

“Non-Defaulting Backstop Participant” has the meaning set forth in Section 7.1(i).

“Non-Terminating Backstop Participant” means a Backstop Participant that has not terminated the Backstop Agreement.

“Notice of Termination” has the meaning set forth in Section 9.1(a)(ii).

“NYSE” has the meaning set forth in Section 6.12.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator.

“Organizational Documents” has the meaning set forth in Section 4.1.

“Outside Date” has the meaning set forth in Section 9.1(b)(vi).

“Owned Real Property” means all real property and interests in real property owned, in whole or in part, directly or indirectly, by the Debtors, together with all buildings, fixtures and improvements now or subsequently located thereon, and all appurtenances thereto.

“Participating Backstop Participant” has the meaning set forth in Section 2.6(a).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Percentage Put Premium” has the meaning set forth in Section 3.1(a).

“Permitted Liens” means (i) Liens for Taxes, assessments, and other governmental levies, fees or charges that (A) are not due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto as required by GAAP; (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to any Owned Real Property or personal property incurred in the ordinary course of business consistent with past practice and as otherwise not prohibited under this Agreement, for amounts that (A) are not due and payable, (B) do not materially detract from the value of, or materially impair the use of, any of the Owned Real Property or personal property of the Company or any of its Subsidiaries or (C) are being contested in good faith by appropriate proceedings; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property; provided that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Owned Real Property; (iv) easements, covenants, conditions, restrictions and other similar matters affecting title to any Owned Real Property and other title defects that do not or would not materially impair the use or occupancy of such real property or the operation of the Company’s or any of its Subsidiaries’ business; (v) upon and after the occurrence of the Plan Effective Date, Liens granted in connection with the New Credit Facilities and (vi) Liens that, pursuant to the Confirmation Order, will not survive beyond the Plan Effective Date.

“Person” has the meaning set forth in Section 101(41) of the Bankruptcy Code.

“Petition Date” has the meaning set forth in the Form of Plan.

“Plan” has the meaning set forth in the recitals.

“Plan Effective Date” means the “Effective Date” as defined in the Form of Plan.

“Plan Support Agreement” or “PSA” means that certain Plan Support Agreement (including all schedules and exhibits thereto), dated as of August 24, 2016 among the Debtors, the Backstop Participants and certain other Supporting Holders (as defined therein), as amended, supplemented or otherwise modified from time to time pursuant to its terms.

“Plan Term Sheet” has the meaning set forth in the Form of Plan.

“Post-Effective Date Business” means the businesses, assets and properties of the Debtors, taken as a whole, as of the Plan Effective Date after giving effect to the transactions contemplated by the Plan, as described in the Disclosure Statement.

“Postpetition Obligations” means all obligations hereunder required to be performed after the Petition Date.

“Pre-Closing Period” has the meaning set forth in Section 6.2.

“Preferred Voting Share” has the meaning set forth in the Form of Plan.

“Prepetition Obligations” means all obligations hereunder required to be performed prior to the Petition Date in accordance with the Fundamental Implementation Agreements.

“Primary Rights” means the non-transferable subscription rights to purchase the Primary Rights Offering Shares at the Primary Rights Offering Per Share Price, to be issued in the Primary Rights Offering pursuant to the Rights Offering Procedures.

“Primary Rights Offering” has the meaning set forth in the Form of Plan.

“Primary Rights Offering Common Stock” has the meaning set forth in the Form of Plan.

“Primary Rights Offering Per Share Price” means $12.10. Pursuant to the Plan, the Debtors may, with the consent of the Required Consenting Noteholders, increase or decrease, as applicable, the aggregate number of shares of Reorganized Key Common Stock to be issued and outstanding on the Plan Effective Date pursuant to the Plan and adjust the applicable price per share for such shares such that the aggregate value of the shares received by any Person pursuant to the Plan is unaltered by such adjustments.

“Primary Rights Offering Shares” means an aggregate of 7,022,859 shares of Reorganized Key Common Stock to be sold pursuant to the Primary Rights Offering and/or this Agreement on or as soon as reasonably practicable after the Plan Effective Date. Pursuant to the Plan, the Debtors may, with the consent of the Required Consenting Noteholders, increase or decrease, as applicable, the aggregate number of shares of Reorganized Key Common Stock to be issued and outstanding on the Plan Effective Date pursuant to the Plan and adjust the applicable price per share for such shares such that the aggregate value of the shares received by any Person pursuant to the Plan is unaltered by such adjustments.

“Pro Forma 13-Week Budget” means the 13-week projection provided to counsel for the Supporting Creditors on or about August 22, 2016, as may be updated from time to time with the consent of the Required Backstop Participants, which consent shall not be unreasonably withheld, conditioned or delayed.

“Put Option” has the meaning set forth in Section 2.4(a).

“Put Option Exercise Period” has the meaning set forth in Section 2.4(b).

“Put Option Notice of Non-Exercise” has the meaning set forth in Section 2.4(c).

“Put Premium” has the meaning set forth in Section 3.1(a).

“Qualifying Noteholder” has the meaning set forth in the Form of Plan.

“Real Property Leases” means those leases, subleases, licenses, concessions and other agreements, as amended, modified or restated, pursuant to which the Company or one of its Subsidiaries holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property used in the Company’s or its Subsidiaries’ business.

“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Related Purchaser” has the meaning set forth in Section 2.9(a).

“Reorganized Key” has the meaning set forth in the Preamble.

“Reorganized Key Common Stock” has the meaning set forth in the Form of Plan.

“Replacement Subscription Right” shall have the meaning set forth in Section 2.6(a).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants, advisors and other representatives.

“Required Backstop Participants” means, as of any date of determination, those Backstop Participants holding at least 66 2/3% of the aggregate outstanding Senior Notes Claims, unless the Backstop Participants collectively hold less than 66 2/3% of the aggregate outstanding principal amount of the Senior Notes, in which case those Backstop Participants holding at least 66 2/3% of the aggregate outstanding principal amount of the Senior Notes held by Backstop Participants; provided that for purposes of this definition, the term “Backstop Participants” excludes, as of any relevant date of determination, any Defaulting Backstop Participant.

“Required Consenting Noteholders” has the meaning set forth in the Form of Plan.

“Required Consenting Term Lenders” has the meaning set forth in the Form of Plan.

“Restructuring” means the financial restructuring of the Debtors’ capital structure and financial obligations on the terms and conditions set forth in the Fundamental Implementation Agreements.

“Restructuring Timeline” means the timeline set forth on Schedule 1 to the Plan Term Sheet, as may be amended pursuant to the terms of the PSA.

“Rights” means, collectively, the Primary Rights and the Incremental Liquidity Rights.

“Rights Offering” has the meaning set forth in the Form of Plan.

“Rights Offering Documents” has the meaning set forth in the Form of Plan.

“Rights Offering Escrow Account” means the escrow account or accounts utilized pursuant to the Rights Offering Escrow Agreement.

“Rights Offering Escrow Agent” has the meaning set forth in Section 6.13.

“Rights Offering Escrow Agreement” has the meaning set forth in Section 6.13.

“Rights Offering Expiration Date” means October 20, 2016.

“Rights Offering Procedures” means, collectively, the procedures with respect to the Rights Offering attached hereto as Exhibit D.

“Rights Offering Subscription Agent” means Epiq Bankruptcy Solutions, LLC.

“Sanction” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Senior Notes” has the meaning set forth in the Form of Plan.

“Senior Notes Claim(s)” has the meaning set forth in the Form of Plan.

“Senior Notes Incremental Liquidity Shares” means 95% of all Incremental Liquidity Shares.

“Senior Notes Primary Rights Offering Shares” means 95% of all Primary Rights Offering Shares.

“Senior Notes Rights Offering Allocation Percentage” means, with respect to each Qualifying Noteholder, the resulting quotient of (x) the aggregate principal amount of Senior Notes Claims beneficially owned by such Qualifying Noteholder as of the Senior Notes Rights Offering Record Date divided by (y) the aggregate principal amount of all Senior Notes Claims outstanding as of the Senior Notes Rights Offering Record Date.

“Senior Notes Rights Offering Participant” has the meaning set forth in the Form of Plan.

“Senior Notes Rights Offering Record Date” has the meaning set forth in the Form of Plan.

“Specified Asset Sales” has the meaning set forth in the Form of Plan.

“Subsequent Funding Date” has the meaning set forth in Section 2.7(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary): (i) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests; (ii) has the power to elect a majority of the board of directors or similar governing body or (iii) has the power to direct the business and policies.

“Superior Alternative Transaction” has the meaning set forth in the PSA.

“Supporting Creditors” has the meaning set forth in the Form of Plan.

“Supporting Term Lenders” has the meaning set forth in the Form of Plan.

“Takeover Statute” means any restrictions contained in any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation.

“Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts by a Governmental Entity and any interest in respect of such penalties and additions.

“Tax Returns” has the meaning set forth in Section 4.21(a).

“Term Loan Claims” means any Claim for principal, interest and other amounts owed by the Debtors as provided in the Term Loan Credit Documents.

“Term Loan Credit Agreement” has the meaning set forth in the Form of Plan.

“Term Loan Credit Documents” has the meaning set forth in the Form of Plan.

“Terminating Backstop Participant” has the meaning set forth in Section 2.6(a).

“Termination Fee” has the meaning set forth in Section 9.2(b).

“Termination Notice Procedures” has the meaning set forth in Section 9.1(a)(ii).

“Trade Secrets” means trade secrets, including know-how, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, and other confidential information.

“Transaction Agreements” has the meaning set forth in Section 4.2(a).

“Transfer” means sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of.

“Transferee” has the meaning set forth in Section 2.9(b).

“Unsubscribed Incremental Liquidity Shares” means the Incremental Liquidity Shares that are not duly subscribed and paid for in full pursuant to the Incremental Liquidity Rights Offering, if any, to be issued to the Closing Backstop Participants.

“Unsubscribed Primary Rights Offering Shares” means the Primary Rights Offering Shares that are not duly subscribed and paid for in full pursuant to the Primary Rights Offering, if any, to be issued to the Closing Backstop Participants.

“Unsubscribed Rights Offering Shares” shall mean, collectively, the Unsubscribed Primary Rights Offering Shares, if any, and the Unsubscribed Incremental Liquidity Shares, if any.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(c) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

(d) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(e) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(f) the term “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied or supplemented in accordance with the terms hereof;

(g) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(h) references to “day” or “days” are to calendar days;

(i) references to “the date hereof” means as of the date of this Agreement;

(j) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder in effect on the date of this Agreement; and

(k) references to “dollars” or “$” are to United States of America dollars.

ARTICLE II

BACKSTOP COMMITMENT

Section 2.1 Primary Rights Offering. The Company shall conduct the Primary Rights Offering of Primary Rights to subscribe for the Primary Rights Offering Shares in accordance with the terms hereof, the Plan and the Rights Offering Procedures.

Section 2.2 Incremental Liquidity Rights Offering. The Company shall conduct the Incremental Liquidity Rights Offering of Incremental Liquidity Rights to subscribe for the Incremental Liquidity Shares in accordance with the terms hereof, the Plan and the Rights Offering Procedures.

(a) On the Minimum Liquidity Test Date, the financial advisors to the Debtors and the financial advisors to the Backstop Participants shall make a determination as to (1) whether the Minimum Liquidity Test is satisfied and (2) if not, whether the issuance of Incremental Liquidity Shares in any amount up to an aggregate of $25 million (in $1 million increments) would enable Reorganized Key to have Minimum Liquidity on the Plan Effective Date. If a determination is made by the financial advisors to the Debtors and the financial advisors to the Backstop Participants that the issuance of Incremental Liquidity Shares is both necessary and sufficient to cause Reorganized Key to have Minimum Liquidity on the Plan Effective Date, then the Debtors shall, on the next Business Day after the Minimum Liquidity Test Date, file with the Bankruptcy Court a notice (the form of which shall be consented to by the advisors to the Backstop Participants) indicating the results of such determination, the number of Incremental Liquidity Shares to be issued under the Plan and the applicable Incremental Liquidity Per Share Price(s) for such shares. If the financial advisors to the Debtors and the financial advisors to the Backstop Participants are unable to reach agreement on the Minimum Liquidity Test Date as to the determinations in (1) and (2) above, then the parties shall seek a determination as to any such dispute from the Bankruptcy Court on the next Business Day after the Minimum Liquidity Test Date, to be heard on an expedited basis such that the Plan Effective Date shall not be delayed.

(b) If a determination is made by either the financial advisors to the Debtors and the financial advisors to the Backstop Participants, or by the Bankruptcy Court, pursuant to the preceding paragraph, that the issuance of Incremental Liquidity Shares is both necessary and sufficient to cause Reorganized Key to have Minimum Liquidity on the Plan Effective Date, Reorganized Key shall issue Incremental Liquidity Shares in an aggregate amount equal to the minimum dollar amount (rounded up to the nearest $1 million increment) necessary for Reorganized Key to have Minimum Liquidity on the Plan Effective Date, at the applicable Incremental Liquidity Per Share Price(s) as set forth on Exhibit E attached hereto (the “Incremental Liquidity Per Share Price”) for such shares, unless such prices are adjusted pursuant to the Plan. For the avoidance of doubt, the Incremental Liquidity Shares shall be issued, sold and distributed pursuant to the Incremental Liquidity Rights Offering only if the determination is made that the Minimum Liquidity Test is not satisfied.

(c) The Incremental Liquidity Rights Offering shall be funded by (1) the Senior Notes Rights Offering Participants (other than the Backstop Participants) that have properly subscribed to the maximum number of shares of Primary Rights Offering Common Stock for which they are eligible and that properly subscribe for Incremental Liquidity Senior Notes-Allocated Shares, (2) the eligible Equity Holder Rights Offering Participants that properly subscribe for Incremental Liquidity Equity-Allocated Shares, and (3) subject to the terms and conditions of this Agreement, the Closing Backstop Participants pursuant to the Backstop Commitment. The Incremental Liquidity Shares properly subscribed for by the Senior Notes Rights Offering Participants (other than the Backstop Participants) and the Equity Holder Rights Offering Participants and purchased by the Closing Backstop Participants pursuant to the Backstop Commitment, as applicable, shall be delivered to such parties on the Plan Effective Date or as soon as practicable after the Plan Effective Date.

Section 2.3 Call Option.

(a) Grant of Option. The Company hereby grants to each Backstop Participant, and each Backstop Participant hereby accepts from the Company, an irrevocable call option (each, a “Call Option”) to acquire, on the Closing Date, such Backstop Participant’s Initial Backstop Pro Rata Share of the Unsubscribed Rights Offering Shares, if any, at the Applicable Unsubscribed Per Share Price.

(b) Call Option Exercise Period. Each Call Option is exercisable during the time between (i) the date hereof and (ii) ten (10) Business Days prior to the anticipated Confirmation Hearing (the “Call Option Exercise Period”).

(c) Exercise of Call Option. Upon the exercise of its Call Option by a Backstop Participant, this Agreement shall become a contract for the sale of such Backstop Participant’s Backstop Pro Rata Share of the Unsubscribed Rights Offering Shares, if any, at the Applicable Unsubscribed Per Share Price, and the Company shall sell, and such Backstop Participant shall purchase, on the Closing Date, subject to the terms and conditions as set forth herein, its Initial Backstop Pro Rata Share of the Unsubscribed Rights Offering Shares, if any, at

the Applicable Unsubscribed Per Share Price. Each Backstop Participant shall be deemed to have exercised its Call Option in full at the end of the Call Option Exercise Period, unless such Backstop Participant shall have given written notice to the Company in the form attached as Exhibit A hereof (the “Call Option Notice of Non-Exercise”) on or prior to such date that it has elected not to exercise its Call Option.

(d) Call Option Termination. Each Backstop Participant’s Call Option shall terminate automatically, without any further action by either the Company or such Backstop Participant, if (i) the Call Option Exercise Period expires without such Call Option having been exercised or deemed exercised, (ii) in the event of a Backstop Participant Default or Backstop Participant Termination with respect to such Backstop Participant, no other Backstop Participant has assumed the Call Option in accordance with Section 2.6, or (iii) upon termination of this Agreement with respect to such Party in accordance with its terms.

Section 2.4 Put Option.

(a) Sale of Put Option. The Company hereby agrees to purchase from each Backstop Participant, and each Backstop Participant hereby agrees to sell to the Company, an irrevocable put option (the “Put Option”) requiring such Backstop Participant, in the event such Backstop Participant’s Call Option has not been validly exercised, to purchase from the Company, on the Closing Date, its Initial Backstop Pro Rata Share of the Unsubscribed Rights Offering Shares, if any, at the Applicable Unsubscribed Per Share Price.

(b) Put Option Exercise Period. Each Put Option is exercisable during the time between the end of the Call Option Exercise Period and five (5) Business Days thereafter (the “Put Option Exercise Period”).

(c) Exercise of Put Option. Upon the exercise of a Put Option by the Company with respect to a Backstop Participant, this Agreement shall become a contract for the purchase by such Backstop Participant of such Backstop Participant’s Backstop Pro Rata Share of the Unsubscribed Rights Offering Shares, if any, at the Applicable Unsubscribed Per Share Price, and such Backstop Participant shall purchase, and the Company shall sell, on the Closing Date, subject to the terms and conditions as set forth herein, its Initial Backstop Pro Rata Share of the Unsubscribed Rights Offering Shares, if any, at the Applicable Unsubscribed Per Share Price. The Company shall be deemed to have exercised each Put Option in full at the end of the Put Option Exercise Period unless the Company shall have given written notice in the form attached as Exhibit B hereof (the “Put Option Notice of Non-Exercise”) on or prior to such date that it has elected not to exercise a Put Option. Any such election by the Company not to exercise a Put Option shall not be effective and shall be void ab initio unless consented to in writing by the Required Consenting Term Lenders.

(d) Put Option Termination. Each Backstop Participant’s obligations with respect to its Put Option shall terminate automatically, without any further action by the Company or any Backstop Participant, if (i) the Company has given written notice, with the prior written consent of the Required Consenting Term Lenders, to the Backstop Participants that it has elected not to exercise its Put Options pursuant to Section 2.4(a) hereof, or (ii) upon valid termination of this Agreement by all Parties hereto pursuant to its terms, subject to the limitations and consent rights applicable to Mutual Terminations (solely with respect to the Company) and Company Terminations or (iii) this Agreement has been terminated by a Backstop Participant in accordance with its terms, in which case only the obligations of such Terminating Backstop Participant shall automatically terminate.

(e) To the extent a Backstop Participant duly exercises its Call Option during the Call Option Exercise Period or such Call Option is deemed exercised, and such Backstop Participant actually acquires the Unsubscribed Rights Offering Shares, if any, subject to such Call Option, the corresponding Put Option with respect to such Unsubscribed Rights Offering Shares, if any, shall terminate automatically upon the completion of such Backstop Participant’s purchase of the Unsubscribed Rights Offering Shares subject to such Call Option, and any exercise of the corresponding Put Option with respect to such Unsubscribed Rights Offering Shares shall be cancelled automatically, without any further action by either the Company or any Backstop Participant.

Section 2.5 The Backstop Commitment. Subject to the terms and conditions hereof, each Backstop Participant, severally and not jointly (the “Backstop Commitment”):

(a) shall duly exercise its (x) Primary Rights with respect to its Senior Notes Rights Offering Allocation Percentage of the Senior Notes Primary Rights Offering Shares, and (y) Incremental Liquidity Rights with respect to its Senior Notes Rights Offering Allocation Percentage of the Senior Notes Incremental Liquidity Shares (as to each Backstop Participant, its “Direct Allocation Commitment”);

(b) shall purchase, on the Closing Date, the Senior Notes Primary Rights Offering Shares and, if applicable, Senior Notes Incremental Liquidity Shares, in each case, for which it has duly exercised its Rights if such shares are issued pursuant to the terms hereof, the Plan and the Rights Offering Procedures;

(c) shall (for the benefit of the Company and each other Backstop Participant), duly exercise its Call Option during the Call Option Exercise Period; and

(d) shall purchase, on the Closing Date, the Unsubscribed Rights Offering Shares (if any) it is required to purchase pursuant to a duly exercised Call Option or Put Option pursuant to the terms hereof.

Schedule 1 hereto sets forth each Backstop Participant’s Direct Allocation Commitment as of the date hereof.

Section 2.6 Backstop Participant Replacement Backstop.

(a) Replacement Subscription Right. If any Backstop Participant (x) defaults on any of its Backstop Commitment obligations under this Agreement (such default, a “Backstop Participant Default”, and such Backstop Participant a “Defaulting Backstop Participant”), or (y) validly terminates this Agreement, (such termination, a “Backstop Participant Termination” and such Backstop Participant, a “Terminating Backstop Participant”), the Company shall, within one (1) Business Day thereof, provide written notice (a “Company Replacement Notice”) to each Non-Defaulting or Non-Terminating Backstop

Participant (as applicable) of such Backstop Participant Default or Backstop Participant Termination (as applicable). Each Non-Defaulting or Non-Terminating Backstop Participant (as applicable) shall then have the right (the “Replacement Subscription Right”), but not the obligation, to, within five (5) Business Days of receipt of a Company Replacement Notice to provide written notice (a “Backstop Replacement Notice”) to the Company and the other Backstop Participants that such Backstop Participant wishes to assume and exercise up to 100% of the Defaulting Backstop Participant’s or the Terminating Backstop Participant’s (as applicable) Backstop Commitment (a “Backstop Replacement”, and such Backstop Participant, a “Participating Backstop Participant”), to be allocated to each Participating Backstop Participant based on its Backstop Pro Rata Share in the event of oversubscription (adjusted, as applicable, for the removal of any Terminating Backstop Participant, any Defaulting Backstop Participant and any Backstop Participant not wishing to exercise its Replacement Subscription Right) on the terms and subject to the conditions set forth in this Agreement.

(b) In the event the Participating Backstop Participants in the aggregate elect to assume and exercise more than 100% of the Defaulting Backstop Participant’s or the Terminating Backstop Participant’s (as applicable) rights and obligations under this Agreement, the allocation of such rights and obligations to each Participating Backstop Participant shall be adjusted down proportionate to their respective Backstop Pro Rata Shares, so that the aggregate allocation to the Participating Backstop Participants equals 100% of the Defaulting Backstop Participant’s or Terminating Backstop Participant’s (as applicable) rights and obligations under this Agreement. Within two (2) Business Days following of the deadline for submission of Backstop Replacement Notices to the Company, the Company shall provide written notice (a “Final Replacement Notice”) to each Participating Backstop Participant, if any, informing it of the total number of Backstop Shares and the aggregate share price thereof (the “Backstop Replacement Funds”) that the Participating Backstop Participant is obligated to purchase pursuant to the Backstop Replacement. Each Participating Backstop Participant must deliver the Backstop Replacement Funds to the Backstop Escrow Account pursuant to the Subsequent Funding Date procedures set forth in Section 2.7(d), by the later of (a) the Subsequent Funding Date and (b) two (2) Business Days following receipt of the Final Replacement Notice.

(c) For the avoidance of doubt, the assumption by any Participating Backstop Participant of any Defaulting Backstop Participant’s obligations under this Agreement shall not relieve such Defaulting Backstop Participant of its liability for breach of this Agreement.

Section 2.7 Backstop Escrow Account Funding.

(a) Initial Funding Notice. On the fifth (5th) Business Day following the Rights Offering Expiration Date, the Company, or the Rights Offering Subscription Agent on behalf of the Company, shall deliver to each Backstop Participant a written notice (the “Initial Funding Notice”) of (i) the number of shares of Primary Rights Offering Shares elected to be purchased by the Backstop Participants and the aggregate purchase price therefor; (ii) the aggregate number of Unsubscribed Primary Rights Offering Shares, if any, such Backstop Participants’ Backstop Pro Rata Share of the Unsubscribed Primary Rights Offering Shares, and the aggregate Primary Rights Offering Per Share Price therefor; (iii) the maximum aggregate value of the Unsubscribed Incremental Liquidity Shares that may be issued at Closing, if any, assuming that a fully funded $25 million Incremental Liquidity Rights Offering will be needed to meet the Minimum Liquidity Test, and such Backstop Participant’s Backstop Pro Rata Share of the Unsubscribed Incremental Liquidity Shares and (iv) the wire instructions for the escrow account (the “Backstop Escrow Account”) to which such Backstop Participant shall deliver and pay the aggregate Primary Rights Offering Per Share Price for such Backstop Participant’s Backstop Pro Rata Share of the Primary Rights Offering Shares and the aggregate Incremental Liquidity Per Share Price for such Backstop Participant’s Backstop Pro Rata Share of the Unsubscribed Incremental Liquidity Shares pursuant to its Backstop Commitment. The Company, or the Rights Offering Subscription Agent on behalf of the Company, shall promptly provide any written backup, information and documentation relating to the information contained in the Initial Funding Notice as any Backstop Participant may reasonably request.

(b) Initial Funding. No later than three (3) Business Days after entry of the Confirmation Order (such date, the “Initial Funding Date”), each Backstop Participant shall fund its aggregate Primary Rights Offering Per Share Price for such Backstop Participant’s Backstop Pro Rata Share of the Primary Rights Offering Shares and the Unsubscribed Primary Rights Offering Shares, as provided for in the Initial Funding Notice. All funding shall occur by wire transfer in immediately available funds in U.S. dollars into the Backstop Escrow Account in satisfaction of such Backstop Participant’s Backstop Commitment.

(c) Incremental Liquidity Funding Notice. Within two (2) Business Days of the Minimum Liquidity Test Date (assuming the financial advisors to the Debtors and the Backstop Participants have made a determination pursuant to Section 2.2 concerning whether the issuance of the Incremental Liquidity Shares is necessary and sufficient to enable the Company to satisfy the Minimum Liquidity Test, and subject to the rights of the Parties to contest such determination in accordance with Section 2.2(b)), the Company, or the Rights Offering Subscription Agent on behalf of the Company, shall deliver to each Backstop Participant a written notice (the “Incremental Liquidity Funding Notice”) of: (i) the aggregate number of Incremental Liquidity Shares that must be issued in order to satisfy the Minimum Liquidity Test, (ii) the aggregate number of Incremental Liquidity Shares (based upon such Backstop Participant’s Backstop Pro Rata Share of the Incremental Liquidity Shares) to be issued and sold by the Company to such Backstop Participant pursuant to its Backstop Commitment and the aggregate Incremental Liquidity Per Share Price therefor and (iii) a confirmation of wiring/deposit instructions for the Backstop Escrow Account.

(d) Subsequent Funding. No later than the second (2nd) Business Day following receipt of the Incremental Liquidity Funding Notice and any Final Replacement Notice (such date, a “Subsequent Funding Date”), each Backstop Participant shall fund its (i) applicable Incremental Liquidity Per Share Price for such Backstop Participant’s Backstop Pro Rata Share of the Incremental Liquidity Shares and the Unsubscribed Incremental Liquidity Shares, plus, subject to Section 2.6(a), (ii) its Backstop Replacement Funds if such Backstop Participant is a Participating Backstop Participant. All funding shall occur by wire transfer in immediately available funds in U.S. dollars into the Backstop Escrow Account in satisfaction of such Backstop Participant’s Backstop Commitment.

(e) Backstop Escrow Account. The Backstop Escrow Account shall be established with the Escrow Agent pursuant to a Backstop Escrow Agreement (the “Backstop Escrow Agreement”) in form and substance reasonably satisfactory to the Backstop Participants and the Company. The funds held in the Backstop Escrow Account shall be released, and each Backstop Participant shall receive from the Backstop Escrow Account the cash amount actually funded to the Backstop Escrow Account by such Backstop Participant, along with any interest earned on such funds net of any unpaid or unreimbursed fees or charges incurred by the Company under the Backstop Escrow Agreement, promptly following the earlier to occur of (i) the termination of this Agreement as to such Backstop Participant in accordance with its terms except with respect to a Defaulting Backstop Participant, and (ii) the Outside Date if, by such date, the Closing Date has not occurred, provided that in each case such funds shall be paid out within one (1) Business Day of the termination of this Agreement, and otherwise pursuant to the terms of the Backstop Escrow Agreement. In connection with obtaining “first day” relief, the Company shall obtain an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Parties, confirming all funds held in the Backstop Escrow Account do not constitute property of the Debtors’ estates pending release to the Company in accordance with this Agreement, and such amounts shall be irrevocably released to any persons funding such amounts into the escrow account as and when required pursuant to the terms hereof and of the Rights Offering Documents.

Section 2.8 Closing.

(a) Subject to Article VII, unless otherwise mutually agreed in writing between the Company and the Required Backstop Participants, the release of funds from the Escrow Accounts and the issuance of the Backstop Shares and Put Premium to the Closing Backstop Participants (the “Closing”) shall take place via the electronic exchange of signatures and closing documents in Portable Document Format, at 10:00 a.m., New York City time, on the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.

(b) At the Closing, (i) the Company and the Closing Backstop Participants shall deliver a joint written request to the Escrow Agent authorizing the release of the funds held in the Backstop Escrow Account to the Company to be funded in accordance with the Plan and (ii) upon receipt of a written instruction from the Non-Defaulting Backstop Participants authorizing the release to the Company of the amounts held in the Rights Offering Escrow Account, the Company shall deliver a written request to the Rights Offering Escrow Agent authorizing the release of the funds held in the Rights Offering Escrow Account to the Company to be funded in accordance with the Plan.

(c) At the Closing, the Company will deliver the Backstop Shares purchased by each Closing Backstop Participant to the account of such Closing Backstop Participant (or to such other accounts as any Closing Backstop Participant may designate in accordance with this Agreement) against payment by such Closing Backstop Participant of the aggregate Primary Rights Offering Per Share Price for its Primary Rights Offering Shares and aggregate Incremental Liquidity Per Share Price for its Incremental Liquidity Shares, if any. Unless a Closing Backstop Participant requests delivery of a physical stock certificate, the entry of any Backstop Shares to be delivered pursuant to this Section 2.8(c) into the account of a Closing Backstop Participant pursuant to the Company’s book entry procedures and delivery to such

Closing Backstop Participant of an account statement reflecting the book entry of such Backstop Shares shall be deemed delivery of such Backstop Shares for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, all Backstop Shares will be delivered with all issue, stamp, transfer, sales and use, or similar Taxes or duties that are due and payable, if any, in connection with such delivery duly paid by the Company.

Section 2.9 Designation and Assignment Rights.

(a) Each Closing Backstop Participant shall have the right to designate by written notice to the Company no later than two (2) Business Days (or as the Parties otherwise agree) prior to the Closing Date that some or all of the Unsubscribed Rights Offering Shares that it is obligated to purchase be issued in the name of, and delivered to, one or more of its Affiliates or Affiliated Funds (other than any portfolio company of such Backstop Participant or its Affiliates) (each, a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by each such Backstop Participant and each Related Purchaser, (ii) specify the number of Unsubscribed Rights Offering Shares to be delivered to or issued in the name of such Related Purchaser upon exercise of the applicable Call Option or Put Option and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the applicable Backstop Participant representations set forth in Article V applied to such Related Purchaser; provided that no such designation pursuant to this Section 2.9(a) shall relieve such Backstop Participant from its obligations under this Agreement.

(b) Each Closing Backstop Participant may sell, transfer and assign all or any portion of its rights and obligations hereof, to (each, a “Transferee”): (i) any Affiliated Fund; (ii) one or more special purpose vehicles that are wholly owned by one or more of such Closing Backstop Participant and its Affiliated Funds, created for the purpose of holding such rights and obligations under this Agreement or holding debt or equity of the Debtors, and with respect to which such Closing Backstop Participant either (A) has provided an adequate equity support letter or a guarantee of such special purpose vehicle’s obligations under this Agreement or (B) otherwise remains obligated to fund the obligations under this Agreement to be sold, transferred or assigned until the consummation of the Plan; provided, that such special purpose vehicle shall not be related to or Affiliated with any portfolio company of such Closing Backstop Participant or any of its Affiliates or Affiliated Funds (other than solely by virtue of its affiliation with such Backstop Participant) and the equity of such special purpose vehicle shall not be directly or indirectly transferable other than to such Persons described in clause (i) or this clause (ii), and in such manner, as such Closing Backstop Participant’s obligations under this Agreement is transferable; or (iii) any other entity to whom such Closing Backstop Participant transfers its Covered Interests in accordance with the PSA in full compliance with all transfer restrictions set forth in the PSA, provided, that in accordance with the PSA, such transferee agrees in writing to be bound by the obligations of such Closing Backstop Participant under the terms hereof and each of the Closing Backstop Participants and the Company have agreed in writing, after reasonable inquiry and investigation, that such transferee is reasonably capable of fulfilling such obligations; provided, further, that (A) in each of cases (i), (ii) and (iii), such Transferee provides a written agreement to the Company under which it (x) confirms the accuracy of the representations as applied to such Transferee, (y) agrees to assume such Closing Backstop Participant’s rights and obligations under this Agreement, and (z) agrees to be fully bound by, and subject to, this Agreement as a Closing Backstop Participant, (B) in each of cases (i), (ii) and (iii), such Transferee becomes a party to the Backstop Escrow Agreement and (C) in each of cases (i) and (ii), no such sale, transfer or assignment shall relieve such Backstop Participant from its obligations under the terms hereof.

ARTICLE III

PUT PREMIUM

Section 3.1 Put Premium.

(a) As consideration for the Put Options, the Backstop Commitment and the other agreements of the Backstop Participants in this Agreement, the Company shall pay or cause to be paid to the Closing Backstop Participants a nonrefundable aggregate premium to be paid in the number of shares of Reorganized Key Common Stock equal to the sum of:

(i) 6% of all shares of Reorganized Key Common Stock issued and outstanding on the Plan Effective Date (including shares issued pursuant to the terms of this Agreement), excluding any shares of Reorganized Key Common Stock reserved for issuance pursuant to the New Warrants and the New MIP, if applicable (the “Percentage Put Premium”); plus

(ii) the quotient of (i) $1.5 million divided by (ii) the Effective Date Per Share Price (the “Dollar Put Premium” and, together with the Percentage Put Premium, the “Put Premium”).

(b) At Closing, each Closing Backstop Participant shall receive its Backstop Pro Rata Share (adjusted, as applicable, for the removal of any Terminating Backstop Participant or Defaulting Backstop Participant) of the Put Premium. The Put Premium shall be delivered by the Company on the Closing Date, in the same manner as set forth in Section 2.8(c), to the Closing Backstop Participants, whether or not the Put Options are exercised and whether or not the Incremental Liquidity Shares are issued.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections of the Company Disclosure Schedule (provided that disclosure of any item in any part of the Company Disclosure Schedule shall be deemed disclosure with respect to any other part to which the relevance of such item is reasonably apparent on its face) or the Company SEC Documents (excluding any risk factors or forward-looking statements contained therein or other statements that are similarly non-specific and are predictive or forward-looking in nature), the Company, on behalf of itself and the other Debtors, hereby represents and warrants to the Backstop Participants as follows:

Section 4.1 Organization and Qualification. The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) under the Laws of each other jurisdiction where the nature of the properties it owns, leases or operates or character of any business it conducts makes such qualification or licensing necessary, in each case except to the extent that the failure to be so qualified or licensed or be in good standing would not, individually or in the aggregate, reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. The Company has made available to the Backstop Participants complete and correct copies of each of the Debtors’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date hereof (“Organizational Documents”), and each as so delivered is in full force and effect. Section 4.1 of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

Section 4.2 Corporate Power and Authority.

(a) The Company has all requisite corporate power and authority to (i) execute and deliver this Agreement and to perform its Prepetition Obligations and subject to entry of the Backstop Order and Confirmation Order, perform each of its Postpetition Obligations hereunder and (ii) enter into, execute and deliver the other Fundamental Implementation Agreements and all agreements, when entered into, to which it will be a party as contemplated, hereby, thereby and by the Definitive Restructuring Documents (the Fundamental Implementation Agreements, the Definitive Restructuring Documents and such other agreements, collectively, the “Transaction Agreements”) and to perform its Prepetition Obligations and subject to the entry of the Backstop Order, the Cash Collateral Orders and the Confirmation Order, as applicable, its Postpetition Obligations under each of the Transaction Agreements. Subject to the receipt of the foregoing Orders, no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or, when entered into, any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(b) Each Debtor Subsidiary has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such Debtor Subsidiary is a party and to perform its obligations thereunder. The execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby (subject to the entry of the Backstop Order, the Cash Collateral Orders and the Confirmation Order) have been or, when entered into, will be duly authorized by all requisite corporate action on behalf of each Debtor Subsidiary, and no other corporate proceedings on the part of any other Debtor Subsidiary is or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(c) Subject to entry of the Backstop Order and the Confirmation Order, each of the Company and the other Debtors has the requisite corporate power and authority to perform its obligations under the Plan, and has taken all necessary corporate actions required for the due consummation of the Plan in accordance with its terms.

Section 4.3 Execution and Delivery; Enforceability. This Agreement and, when entered into, each other Transaction Agreement has been duly executed and delivered by the Company and each of the Debtor Subsidiaries party thereto. Assuming this Agreement has been duly authorized, executed and delivered by the Backstop Participants and the other parties thereto, the Company’s (and to the extent applicable, the Debtor Subsidiaries’) Prepetition Obligations under this Agreement constitute the valid and legally binding obligations of the Company and, to the extent applicable, the Debtor Subsidiaries, enforceable against the Company and, to the extent applicable, the Debtor Subsidiaries in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). Upon entry of the Backstop Order and the Confirmation Order, as applicable, and assuming this Agreement and each other Transaction Agreement has been duly authorized, executed and delivered by the Backstop Participants and the other parties hereto and thereto, the Company’s (and to the extent applicable, the Debtor Subsidiaries’) Postpetition Obligations under this Agreement constitute the valid and legally binding obligations of the Company and, to the extent applicable, the Debtor Subsidiaries, enforceable against the Company and, to the extent applicable, the Debtor Subsidiaries in accordance with their respective terms.

Section 4.4 Authorized and Issued Capital Stock.

(a) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Liens other than transfer restrictions imposed by applicable Law. Except as set forth above, and other than the New Warrants and the New MIP, on the Closing Date there will be no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company’s Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of the Company’s Subsidiaries, and no securities or obligations evidencing such rights will be authorized, issued or outstanding. On the Closing Date, the Company will not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b) Section 4.4 (b) of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such company.

(c) On the Closing Date, (i) the authorized and issued capital stock of Reorganized Key will be as set forth in the Plan and the New Key Constituent Documents, (ii) no shares of common stock or preferred shares will be held by the Company in its treasury, (iii) to the extent set forth in the Disclosure Statement, shares of Reorganized Key Common Stock will be reserved for issuance under the New MIP, and (iv) shares of Reorganized Key Common Stock will be reserved for issuance upon exercise of the New Warrants.

(d) As of the Closing Date, all issued and outstanding shares of Reorganized Key Common Stock and the Preferred Voting Share will have been duly authorized and validly issued and will be fully paid and non-assessable, and will not be subject to any preemptive rights (except as set forth in the New Key Constituent Documents).

(e) Except as set forth in this Section 4.4 and in the New Key Constituent Documents, the New Warrants or the New MIP, as of the Closing Date, no shares of capital stock or other equity securities or voting interest in Reorganized Key will have been issued, reserved for issuance or outstanding.

(f) Except as set forth in this Section 4.4 and in the New Key Constituent Documents, the New Warrants, the Investor Rights Agreement(s) or the New MIP, as of the Closing Date, neither the Company nor its Subsidiaries will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, contract, arrangement or undertaking (including any preemptive right) that (i) obligates the Company or its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or its Subsidiaries or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (ii) obligates the Company or its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) restricts the transfer of any shares of capital stock of the Company or its Subsidiaries (other than transfer restrictions imposed hereunder or by applicable Law) or (iv) relates to the voting of any shares of capital stock of the Company or its Subsidiaries.

Section 4.5 Issuance. The (i) shares of Reorganized Key Common Stock to be issued pursuant to the Plan, including the shares of Reorganized Key Common Stock to be issued in connection with the consummation of the Rights Offering and the Put Premium and (ii) the Preferred Voting Share, will, when issued and delivered on the Closing Date, be duly and validly authorized, issued and delivered and shall be free and clear of all Taxes, Liens (other than transfer restrictions imposed hereunder or by applicable Law), preemptive rights, subscription and similar rights, other than any rights set forth in the New Key Constituent Documents and the Investor Rights Agreement, to the extent applicable.

Section 4.6 No Conflict. Assuming the consents described in Section 4.7 are obtained, the execution and delivery by the Company and, if applicable, its Subsidiaries, of this Agreement and the other Transaction Agreements, the compliance by the Company and, if applicable, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (i) will not conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (or an event which with notice or lapse of time or both would become a default), any Contract to which the Company or any of its Subsidiaries will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of the Company or any of its Subsidiaries will be subject as of the Closing Date after giving effect to the Plan, (ii) will not result in any violation of the provisions of the New Key Constituent Documents or any of the organization documents of any Debtor (other than the Company) and (iii) will not result in any material violation of any Law or Order applicable to the Company or any of its Subsidiaries or any of their properties, except, in the cases described in clauses (i) and (iii), for such conflicts, breaches, or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7 Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their properties (each, an “Applicable Consent”) is required for the execution and delivery by the Company and, to the extent relevant, its Subsidiaries, of this Agreement and the other Transaction Agreements, the compliance by the Company and, to the extent relevant, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each Backstop Participant with its obligations hereunder and thereunder), except for (i) the entry of the Backstop Order authorizing the Company and the Debtor Subsidiaries to perform their Postpetition Obligations under this Agreement, (ii) the entry of the Confirmation Order authorizing the Company and the Debtor Subsidiaries to perform their Postpetition Obligations under this Agreement, (iii) the entry of the Cash Collateral Orders authorizing the Company and the Debtor Subsidiaries to perform its Postpetition Obligations under this Agreement, (iv) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement or any other Transaction Agreement, (v) the filing of Articles of Conversion with the Maryland State Department of Assessments and Taxation, the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion and the Certificate of Incorporation, and the filing of any other corporate documents with applicable state filing agencies applicable to the Company and the Debtor Subsidiaries, (vi) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” laws in connection with the purchase of the Backstop Shares by the Backstop Participants and the issuance of the Rights and the Reorganized Key Common Stock pursuant to the exercise of the Rights and (vii) any other Applicable Consent the failure of which to obtain would not reasonably be expected to constitute, individually or in the aggregate, Material Adverse Effect.

Section 4.8 Arm’s Length. (a) Each of the Backstop Participants is acting solely in the capacity of an arm’s length contractual counterparty to the Company and the Debtor Subsidiaries with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its Subsidiaries and (b) no Backstop Participant is advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 4.9 Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in Forms 10-Q and 10-K filed by the Company with the SEC since December 31, 2015 (collectively, the “Financial Statements”), comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and present fairly or when submitted and filed will present fairly in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries, taken as a whole, as of the dates indicated and for the periods specified therein. The Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods and at the dates covered thereby (except, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC).

Section 4.10 Company SEC Documents and Disclosure Statement. Since December 31, 2015, the Company has timely filed all required reports, schedules, forms, statements or other documents required to be filed with or furnished to the SEC (after giving effect to any extensions granted pursuant to the filing of a Form 12b-25 with the SEC). As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents. The Company has filed with the SEC all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents. No Company SEC Document, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement when filed by the Company with the Bankruptcy Court and as approved by the Bankruptcy Court will conform in all material respects with the Bankruptcy Code, including Section 1125 thereof.

Section 4.11 Absence of Certain Changes. Since December 31, 2015, except as contemplated by or disclosed in the Disclosure Statement (excluding any risk factors or forward-looking statements contained therein or other statements that are similarly non-specific and are predictive or forward-looking in nature) or any Transaction Agreement, no Event has occurred or exists that constitutes, or would reasonably be expected to constitute, a Material Adverse Effect.

Section 4.12 No Violation; Compliance with Laws. (i) The Company is not in violation of its charter or bylaws, and (ii) none of the Company’s Subsidiaries is in violation of its respective charter or bylaws or similar organizational document. During the three (3) year period immediately preceding the date hereof, neither the Company nor any of its Subsidiaries is or has been in violation of any Law or Order, except for any such violation that does not constitute, individually or in the aggregate, a Material Adverse Effect. During the three (3) year period immediately preceding the date hereof, there has been no failure on the part of the Company to comply in all material respects with the Sarbanes-Oxley Act of 2002, as amended, and with the rules and regulations promulgated by the SEC thereunder.

Section 4.13 Legal Proceedings. Other than the anticipated Chapter 11 Proceedings and any adversary proceedings or contested motions commenced in connection therewith, there are no legal, governmental or regulatory investigations, audits (other than audits relating to Taxes, such Tax audits as are covered by Section 4.21 below), actions, suits, arbitrations or proceedings (“Legal Proceedings”) pending or threatened to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is the subject that would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect, if determined adversely to the Company or any of its Subsidiaries.

Section 4.14 Labor Relations.

(a) There is no labor or employment-related Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any of their respective employees or such employees’ labor organization, works council, workers’ committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes (collectively, “Employee Representatives”), or by any Governmental Entity, that would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

(b) Section 4.14(b) of the Company Disclosure Schedule lists all Collective Bargaining Agreements applicable to persons employed by the Company or any of its Subsidiaries in respect of such employment by the Company in effect as of the date of this Agreement and the status of any negotiations, in each case as of the date of this Agreement. Section 4.14(b) of the Company Disclosure Schedule lists any jurisdiction in which the employees of the Company or any of its Subsidiaries are represented by a works council or similar entity and, to the Knowledge of the Company, there are no activities or proceedings by any individual or group of individuals to organize any employees of the Company or any of its Subsidiaries. There is no strike, lockout, material labor dispute or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there has not been any such action within the past two (2) years. Except as would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any obligation (whether pursuant to Law or Contract) to notify, inform and/or consult with, or obtain consent from, any Employee Representative regarding the transactions contemplated by this Agreement prior to entering into the Agreement.

(c) During the three (3) year period immediately preceding the date hereof, the Company and each of its Subsidiaries has complied in all material respects with its payment obligations to all employees of the Company and any of its Subsidiaries in respect of all wages, salaries, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, benefits and all other compensation, remuneration and emoluments due and payable to such employees under any Company Plan or any applicable Collective Bargaining Agreement or Law, except to the extent that any noncompliance would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect and, for the avoidance of doubt, except for any payments that are not permitted by the Bankruptcy Court or the Bankruptcy Code.

Section 4.15 Intellectual Property.

(a) The Company and its Subsidiaries own, free and clear of all Liens (except for, (1) Liens that are described in the Plan or the Disclosure Statement or (2) Permitted Liens), all of their Intellectual Property (and all applications therefor) that is material to the businesses of the Company and its Subsidiaries as currently conducted and all of such Intellectual Property (A) is subsisting, unexpired, and, to the Knowledge of the Company, valid and enforceable, (B) is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property, and (C) to the Knowledge of the Company, is not being infringed, misappropriated or otherwise violated by any third party. To the Knowledge of the Company, the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party during the three (3) year period immediately preceding the date hereof.

(b) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries and, to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any Person, except pursuant to valid and appropriate non-disclosure and/or license agreements that have not been breached.

(c) The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use their Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms that have been previously provided to the Backstop Participants. The Company and its Subsidiaries do not obtain any material rights to use third party Intellectual Property pursuant to sublicenses or pursuant to cross-licenses, settlement agreements or other royalty free agreements.

(d) The IT Assets owned, used or held for use by the Company or any of its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business and, in the past twelve (12) months, there have been no material outages or interruptions of such IT Assets. To the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology.

Section 4.16 Title to Real and Personal Property.

(a) Real Property. The Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens, necessary to conduct the Post-Effective Date Business as currently conducted and, immediately after the Closing Date, necessary for Reorganized Key to continue to operate and conduct the Post-Effective Date Business as currently conducted, in all material respects, and proposed to be conducted following the Closing Date, in all material respects, and there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion of such Owned Real Property or interest therein.

(b) Leased Real Property. All Real Property Leases necessary to conduct the Post-Effective Date Business as currently conducted, in all material respects, and, immediately after the Closing Date, necessary for Reorganized Key to continue to operate and conduct the Post-Effective Date Business as currently conducted and proposed to be conducted following the Closing Date, in all material respects, are valid, legally binding, enforceable and in full force and effect by and against the Company or its relevant Subsidiary, and, to the Knowledge of the Company, the other parties thereto, and no written notice to terminate, in whole or part, any of such leases has been delivered to the Company or any of its Subsidiaries (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served), other than certain unexpired leases that may be rejected pursuant to the Chapter 11 Proceedings. Other than as may result from the filing of the Chapter 11 Proceedings, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Real Property Lease necessary to conduct the Post-Effective Date Business as currently conducted, in all material respects, and, immediately after the Closing Date, necessary for Reorganized Key to continue to operate and conduct the Post-Effective Date Business as currently conducted and proposed to be conducted following the Closing Date, in all material respects, is in default or breach under the terms thereof, and (ii) no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications or accelerations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, other than certain unexpired leases that may be rejected pursuant to the Chapter 11 Proceedings.

(c) Personal Property. The Company or one of its Subsidiaries has good title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, to all of the tangible personal property and assets necessary to conduct the Post-Effective Date Business as currently conducted, in all material respects, and, immediately after the Closing Date, necessary for Reorganized Key to continue to operate and conduct the Post-Effective Date Business as currently conducted and proposed to be conducted following the Closing Date, in all material respects, except for Permitted Liens.

Section 4.17 No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other hand, that is required by the Exchange Act to be described in the Company SEC Documents and that are not so described in the Company SEC Documents, except for the transactions contemplated by this Agreement and set forth in the Disclosure Statement.

Section 4.18 No Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of June 30, 2016 included in the Financial Statements

(including the notes thereto), neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that are required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice, (ii) which were incurred on behalf of the Company under this Agreement or any other Transaction Agreement or in connection with the transactions contemplated hereunder or thereunder, or (iii) that have been discharged or paid in full prior to the date hereof.

Section 4.19 Licenses and Permits. The Company and its Subsidiaries possess all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the Post-Effective Date Business, in each case, except as does not constitute a Material Adverse Effect. To the Knowledge of the Company, except for rolling stock currently being evaluated for disposal, except as would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has received notice of any revocation or modification of any such permit, license, certification, approval, registration, consent, authorization, franchise, variance, exemption or order or (ii) has any reason to believe that any such permit, license, certification, approval, registration, consent, authorization, franchise, variance, exemption or order will not be renewed in the ordinary course.

Section 4.20 Environmental.

(a) The Company and its Subsidiaries have at all times been, in material compliance with all Laws, regulations, orders, decrees, opinions or agency requirements relating to the regulation or protection of the environment or human health and safety as it relates to the handling, reporting, generation, treatment, storage, disposal of Materials of Environmental Concern (collectively, “Environmental Laws”).

(b) The Company and its Subsidiaries (i) have received and are in material compliance with all permits, licenses, exemptions and other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (ii) are not subject to any action to revoke, terminate, cancel, limit, amend or appeal any such permits, licenses, exemptions or approvals, and (iii) have paid all material fees, assessments or expenses due under any such permits, licenses, exemptions or approvals.

(c) Except with respect to matters that have been fully and finally settled or resolved, (i) there are no material Legal Proceedings under any Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there are no such Legal Proceedings pending against any other Person that would reasonably be expected to adversely affect the Company or any its Subsidiaries, and (ii) the Company and its Subsidiaries have not received written or, to the Knowledge of the Company, verbal notice of any actual or potential material liability of the Company for the investigation, remediation or monitoring (excepting monitoring required under permits or Environmental Law for ongoing, routine business operations) of any Materials of Environmental Concern at any location, or for any violation of Environmental Laws.

(d) None of the Company or any of its Subsidiaries has entered into any consent decree, settlement or other agreement with any Governmental Entity, and none of the Company or its Subsidiaries is subject to any Order, in either case relating to any Environmental Laws or to Materials of Environmental Concern.

(e) There has been no material release, disposal or arrangement for disposal of any Materials of Environmental Concern by the Company, its Subsidiaries or any of their predecessors, including any material release by the Company, its Subsidiaries or any of their predecessors to any real property currently or formerly owned, leased or operated by the Company, its Subsidiaries or any of their predecessors, that to the Knowledge of the Company would reasonably be expected to (i) give rise to any material claim or Legal Proceeding, or to any material liability, under any Environmental Law, or (ii) prevent the Company or any of its Subsidiaries from materially complying with applicable Environmental Laws.

(f) Neither the Company nor any of its Subsidiaries has assumed or retained by Contract or operation of Law any material liabilities of any other Person under Environmental Laws or concerning any Materials of Environmental Concern, with the exception of such customary covenants in leases or loan documents relating to Environmental Laws.

(g) None of the transactions contemplated under this Agreement will give rise to any obligations to obtain the consent of any Governmental Entity under any Environmental Laws.

Section 4.21 Tax Matters.

(a) The Company and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authorities all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes (“Tax Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries.

(b) All material Taxes and Tax liabilities required to be paid with respect to the income, assets or operations of the Company and its Subsidiaries for all taxable years or other taxable period or portion thereof that end on or before the Closing Date have been paid in full or will be paid in full pursuant to the Plan or, to the extent not yet due, have been accrued and fully provided for in accordance with GAAP, or will be provided for when required under GAAP on the financial statements of the Company included in the Company SEC Documents.

(c) All deficiencies asserted or assessments made as a result of the examination of the Tax Returns referred to in clause Section 4.21(a) have been paid in full.

(d) No examinations are pending or have been threatened in writing by any taxing authority with respect to any Tax Return of the Company or its Subsidiaries.

(e) No written claim or assertion has been made by any Governmental Entity that the Company or any of its Subsidiaries are required to file Tax Returns in a jurisdiction in which they have not done so.

(f) All material Taxes that the Company and its Subsidiaries (taken as a whole) were (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.

(g) Neither the Company nor any of its Subsidiaries has been included in any “consolidated”, “unitary” or “combined” Tax Return provided for under any Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its current or past Subsidiaries are or were the only members).

(h) There are no tax sharing, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or Affiliate thereof and any other party (including any predecessors or Affiliates thereof) under which the Company or any of its Subsidiaries is a party to or otherwise bound by (other than such agreements (i) that are entered in the ordinary course of business and the primary subject matter of which is not Taxes or (ii) that are not expected to result in a liability for Taxes that is material to the Company and its Subsidiaries taken as a whole).

(i) There is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company and its Subsidiaries (taken as a whole) either to the Knowledge of the Company or claimed, pending or raised by a taxing authority in writing.

(j) No written waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or its Subsidiaries.

(k) There are no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings that have been entered into or issued by any taxing authority with respect to the Company or its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing, or include any item of income after the Closing in respect of any amounts received in a Pre-Closing Period.

(m) There are no Liens with respect to Taxes upon any of the assets or properties of the Company and its Subsidiaries (taken as a whole), other than Permitted Liens.

(n) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five (5) year period ending on the date hereof.

(o) Neither the Company nor any of its Subsidiaries has been a party to (A) a transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law) or (B) an understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code.

(p) Within the past five years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(q) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of another Person (i) as a transferee or successor or (ii) by reason of Treas. Reg. 1.1502-6 or similar provision of foreign or local law, other than, in each case, solely for Taxes of another of the Company or its Subsidiaries.

Section 4.22 Company Plans. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) The Company and its Subsidiaries and each ERISA Affiliate, as of the date hereof, have complied with ERISA and, where applicable, the Code regarding each Company Plan.

(b) Each Company Plan is, and has been, established and maintained in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code.

(c) No act, omission or transaction has occurred which would reasonably be expected to result in imposition on the Company or any of its Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) Full payment when due has been made of all amounts which the Company and its Subsidiaries or any ERISA Affiliate is required under the terms of each Company Plan or applicable Law to have paid as contributions to such Company Plan as of the date hereof.

(e) Neither the Company, its Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Company, its Subsidiaries or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f) Neither the Company, its Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 4.23 Internal Control Over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) sufficient, in all material respects, to satisfy the requirements of the Exchange Act and to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the Knowledge of the Company, there are no material weaknesses in its internal control over financial reporting.

Section 4.24 Disclosure Controls and Procedures. The Company (i) has implemented and maintained at all times disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms (after giving effect to any extensions granted pursuant to the filing of a Form 10b-25 with the SEC), including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Board (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.25 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.26 Material Contracts. All Material Contracts are valid, binding and enforceable by and against the Company or its relevant Subsidiary, except where the failure to be valid, binding or enforceable would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect, and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company or any of its Subsidiaries except where such termination would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect. Other than as may result from the filing of the Chapter 11 Proceedings, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract, is in default or breach under the terms thereof except, in each case, for such instances of default or breach that do not constitute a Material Adverse Effect.

Section 4.27 No Unlawful Payments.

(a) Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has directly or indirectly engaged in any conduct that would violate any Anti-Bribery Laws; and no such person has, directly or indirectly, paid, offered to pay, promised to pay, or acquiesced in any payment of anything of value by or on behalf of the Company or any of its Subsidiaries to (i) any official, representative or employee of any Governmental Entity, any political party or any employee or representative thereof or any candidate for political office; (ii) any member or representative of any government or royal family, or representative, officer or employee of any directly or indirectly government-owned or controlled entity; (iii) any child, spouse, parent, sibling or other familial relation of any of the foregoing; or (iv) any other Person, in each case under circumstances that would violate any Anti-Bribery Laws.

(b) To the Knowledge of the Company, there are no internal investigations, third-party investigations (including by any Governmental Entity), internal or external audits, or internal or external reports, that address or relate to any allegation concerning any actual or possible violation of any Anti-Bribery Laws.

(c) There is, and since January 1, 2011 has been, no pending, or to the Knowledge of the Company, threatened investigation, inquiry or enforcement proceeding by any Governmental Entity against the Company or any of its Subsidiaries; and, to the Knowledge of the Company, there are no circumstances reasonably likely to give rise to an investigation, inquiry or enforcement proceeding by any Governmental Entity, relating to actual or possible violations of any Anti-Bribery Laws by the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws, including a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for such assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (e) payments or proposed or attempted payments that would violate any Anti-Bribery Laws are prevented or detected.

Section 4.28 Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are and, since January 1, 2011 have been at all times, conducted in compliance in all material respects with the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Company and its Subsidiaries operate (and the rules and regulations promulgated thereunder) and any related or similar Laws (collectively, the “Money Laundering Laws”) and no Legal Proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.29 Takeover Statutes. No Takeover Statute is applicable to this Agreement, the Backstop Commitment and the other transactions contemplated by this Agreement. As of the entry of the Confirmation Order, the board of directors of the Company shall have authorized and approved the issuance of the Reorganized Key Common Stock pursuant to this Agreement, the Plan and the Rights Offering.

Section 4.30 Compliance with Sanctions Laws. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any agent, affiliate, representative or other Person acting on behalf of the Company or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are: (i) the subject or target of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject or target of Sanctions, including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria. The Company will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject or target of any Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person.

Section 4.31 No Broker’s Fees. Neither the Company, its Subsidiaries, nor any of its directors, officers, or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated by the Plan and this Agreement, except that the Company has employed PJT Partners as its financial advisor. The Company has made available to the Backstop Participants a complete and accurate copy of all agreements pursuant to which PJT Partners is entitled to any fees and expenses in connection with the transactions contemplated by the Plan and this Agreement.

Section 4.32 Insurance. All premiums due and payable in respect of material insurance policies maintained by the Company and its Subsidiaries have been paid. The Company has maintained, and has caused all of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including hazard insurance). As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice from any insurer or agent of such insurer with respect to any material insurance policies of the Company and its Subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired on their terms, and except to the extent that such cancellation or termination would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

Section 4.33 Alternative Transactions. As of the date hereof, the Company and its Subsidiaries are not involved in any ongoing solicitation, discussions or negotiations with respect to any Alternative Transaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP PARTICIPANTS

Each Backstop Participant represents and warrants as to itself only as set forth below.

Section 5.1 Organization and Qualification. To the extent applicable, such Backstop Participant is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation or organization.

Section 5.2 Corporate Power and Authority; Authorization. To the extent applicable, such Backstop Participant has the requisite corporate, limited partnership or limited liability company power and authority to enter into, execute and deliver this Agreement and each other Transaction Agreement to which such Backstop Participant is a party, and to perform its obligations hereunder and thereunder and has taken all necessary corporate, limited partnership or limited liability company action required for the due authorization, execution, delivery and performance by it of this Agreement and each other Transaction Agreement. The execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or, when entered into, will be duly authorized by all requisite corporate, limited partnership or limited liability company action on behalf of the such Backstop Participant, and no other proceedings on the part of such Backstop Participant are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

Section 5.3 Execution and Delivery; Enforceability. This Agreement and each other Transaction Agreement to which such Backstop Participant is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Backstop Participant and (b) when executed and delivered, assuming this Agreement has been duly authorized, executed and delivered by the Company and each of the Debtor Subsidiaries party hereto, will constitute the valid and binding obligations of such Backstop Participant, enforceable against such Backstop Participant in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.4 Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over such Backstop Participant or any of its properties is required for the execution and delivery by such Backstop Participant of this Agreement and each other Transaction Agreement to which such Backstop Participant is a party, the compliance by such Backstop Participant with the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Backstop Participant of the Backstop Shares pursuant to its Backstop Commitment) contemplated herein and therein, except (a) any consent, approval, authorization, order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Backstop Participant’s performance of its obligations under this Agreement and each other Transaction Agreement to which such Backstop Participant is a party and (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement.

Section 5.5 No Legal Proceedings. Other than the Chapter 11 Proceedings and any adversary proceedings or contested motions commenced in connection therewith, there are no Legal Proceedings pending or threatened to which such Backstop Participant is a party or to which any property of such Backstop Participant is the subject that would reasonably be expected to, individually or in the aggregate, prohibit, materially delay or materially and adversely impact such Backstop Participant’s performance of its obligations under this Agreement or any other Transaction Agreement to which such Backstop Participant is a party.

Section 5.6 No Conflicts. Assuming the consents described in Section 5.4 are obtained, the execution and delivery by the Backstop Participants of this Agreement and the other Transaction Agreements, the compliance by the Backstop Participants with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (or an event which with notice or lapse of time or both would become a default), any Contract to which the Backstop Participants or any of their Subsidiaries will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of the Backstop Participants or any of their Subsidiaries will be subject as of the Closing Date after giving effect to the Plan, (b) will not result in any violation of the provisions of any of the organization documents of any Backstop Participant and (c) will not result in any material violation of any Law or Order applicable to the Backstop Participant or any of their Subsidiaries or any of their properties, except, in the cases described in clauses (a) and (c), for such conflicts, breaches, modifications, violations or other occurrences that would reasonably be expected to, individually or in the aggregate, prohibit, materially delay or materially and adversely impact such Backstop Participant’s performance of its obligations under this Agreement or any other Transaction Agreement to which such Backstop Participant is a party.

Section 5.7 No Registration. Such Backstop Participant understands that the Backstop Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Backstop Participant’s representations as expressed herein or otherwise made pursuant hereto.

Section 5.8 Purchasing Intent. Such Backstop Participant is acquiring Reorganized Key Common Stock for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Backstop Participant has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.9 Sophistication; Investigation. Such Backstop Participant has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Reorganized Key Common Stock being acquired hereunder. Such Backstop Participant is an AI and understands and is able to bear any economic risks associated with such investment (including the necessity of holding the Reorganized Key Common Stock for an indefinite period of time). Such Backstop Participant has conducted and relied on its own independent investigation of, and judgment with respect to, the Company and its Subsidiaries and the advice of its own legal, tax, economic, and other advisors.

Section 5.10 No Broker’s Fees. Such Backstop Participant is not a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Unsubscribed Rights Offering Shares; except that each of the Backstop Participants have employed Houlihan Lokey, Inc. as their financial advisor. The Backstop Participants have made available to the Company a complete and accurate copy of all agreements pursuant to which Houlihan Lokey, Inc. is entitled to any fees and expenses in connection with the transactions contemplated by the Plan and this Agreement.

Section 5.11 Votable Claims.

(a) Such Backstop Participant, or any of its Affiliates, is the beneficial owner of, or the investment advisor or manager for the beneficial owner of, the aggregate principal amount of Covered Interests as set forth opposite such Backstop Participant’s name under the column titled “Beneficially Controlled Votable Claims and Interests” on Schedule 1 attached hereto (the “Beneficially Controlled Votable Claims and Interests”); and

(b) Such Backstop Participant or its applicable Affiliate has the full power and authority to act on behalf of, vote, dispose of, exchange, assign and transfer the aggregate principal amount of its Beneficially Controlled Votable Claims and Interests, including the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, in each case, subject to any ordinary course financing arrangements a Backstop Participant may have with respect to such Covered Interests.

Section 5.12 Sufficiency of Funds. Such Backstop Participant has, and such Backstop Participant on the Initial Funding Date and the Subsequent Funding Date, if applicable, will have, sufficient immediately available funds to make and complete the payment of the aggregate purchase price of the Backstop Shares required to be purchased by such Backstop Participant pursuant to its Backstop Commitment.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Backstop Order and Confirmation Order. The Debtors shall use their commercially reasonable efforts to (i) obtain the entry, consistent with the Restructuring Timeline, of the Backstop Order and Confirmation Order and (ii) cause the Backstop Order and Confirmation Order to become Final Orders, in each case, as soon as reasonably practicable following the filing of the motion seeking entry of such order and consistent with the Restructuring Timeline. The Company shall provide to each of the Backstop Participants and its counsel copies of the proposed Backstop Order and Confirmation Order and a reasonable opportunity to review and comment on such orders prior to such orders being filed with the Bankruptcy Court in accordance with the PSA, and such orders must be in form and substance reasonably satisfactory to the Required Backstop Participants and the Debtors, approving the Rights Offering, the Rights Offering Documents (including this Agreement) and the payment of the Put Premium and Termination Fee. Any amendments, modifications, changes or supplements to the Backstop Order or the Confirmation Order shall be in form and substance reasonably satisfactory to the Required Backstop Participants and the Debtors. The Debtors shall further take or cause to be taken all actions necessary or advisable in order to consummate the transactions provided for in this Agreement.

Section 6.2 Conduct of Business. Except as explicitly set forth in this Agreement or otherwise contemplated by the PSA, Disclosure Statement and Plan, during the period from the date of the PSA to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of the Debtor Subsidiaries to:

(a) operate its business in the ordinary course in a manner consistent with past practice in all material respects (other than any changes in operations (i) resulting from or relating to the Plan or the proposed or actual filing of the Chapter 11 Proceedings, (ii) imposed by the Bankruptcy Court, or (iii) related to the Specified Asset Sales as to which the Debtors have obtained prior written consent from the Required Consenting Noteholders, which consent shall not be unreasonably withheld, conditioned or delayed; provided that such changes in operations are, in the absence of such written consent, consistent with the transactions contemplated by the Fundamental Implementation Agreements (including the PSA) or Definitive Restructuring Documents);

(b) not acquire or divest (by merger, exchange, consolidation, acquisition of stock or assets, or otherwise), or file any motion or application seeking authority to acquire or divest, (i) any corporation, partnership, limited liability company, joint venture, or other business organization or division or (ii) the Debtors’ assets, other than (w) related to the Specified Asset Sales as to which the Debtors have obtained prior written consent from the Required Consenting Noteholders, which consent shall not be unreasonably withheld, conditioned or delayed, (x) in the ordinary course of business in an aggregate amount of less than $10 million; provided that such assets are no longer needed for the Debtors’ operations, (y) as contemplated by the Fundamental Implementation Agreements (including the PSA) or Definitive Restructuring Documents, or (z) with the advance written consent of the Required Backstop Participants in their sole and absolute discretion; provided, that notwithstanding any provisions to the contrary herein, to the extent required to comply with applicable law or the Debtors’ fiduciary obligations, the Debtors may (a) receive, but not actively pursue or cause their representatives to actively pursue, unsolicited proposals, offers, indications of interest or inquiries for one or more Alternative Transactions from other parties and, (b) to the extent such Alternative Transaction is a Superior Alternative Transaction, negotiate, provide due diligence in connection with, discuss, and/or analyze such unsolicited Superior Alternative Transaction without breaching or terminating this Agreement (subject to Section 9.1(d)(ii) of this Agreement); provided that the Company shall promptly (A) notify counsel to the Supporting Creditors upon (I) receipt of any offer or proposal (written or oral) for a Superior Alternative Transaction which the Debtors are considering and (II) electing to enter into a Superior Alternative Transaction; and (B) provide counsel to the Supporting Creditors with all documentation or information provided to, and offers or proposals received from, third parties in connection with a Superior Alternative Transaction.

(c) use its commercially reasonable efforts to (i) preserve intact its business, (ii) keep available the services of its officers and employees, and (iii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its Subsidiaries in connection with its business;

(d) exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the business of the Company and its Subsidiaries;

(e) without the prior written consent of the Required Backstop Participants, not (i) declare, set aside or pay any dividends or purchase, redeem, or otherwise acquire, except in connection with the Plan, any shares of its capital stock, (ii) issue, deliver, grant, sell, pledge or otherwise encumber any of its capital stock or any convertible securities into its capital stock or any of its assets, (iii) agree to acquire or acquire any assets unless consistent with the Pro Forma 13-Week Budget and in the ordinary course consistent with past practice, (iv) incur or guarantee any funded indebtedness, (v) make any capital expenditure during the Pre-Closing Period unless consistent with the Pro Forma 13-Week Budget and in the ordinary course consistent with past practice, (vi) make, change or rescind any material election relating to taxes, except elections consistent with past practice, (vii) become a party to, establish, adopt, amend or terminate any Collective Bargaining Agreement or other agreement with a labor union, works council or similar organization, (viii) enter into, amend the economic terms, scope or duration of, or terminate any material employment agreement (ix) approve, authorize, vest or make any payments under any incentive, severance, retention, change of control, bonus or similar payment (including under the 2016 PIP) to employees, including managers, outside the ordinary course of business or (x) incur or grant any Liens, Claims charges or other encumbrances on funds delivered to the Rights Offering Escrow Agent pursuant to the Rights Offering Escrow Agreement. For the avoidance of doubt, the board of directors of the Company shall make decisions as to approving, authorizing, vesting or making any payments under the 2016 PIP; and

(f) except as required pursuant to the terms of any Company Plan in effect as of the date hereof or as otherwise required by applicable Law, not (1) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee of the Company or any of its Subsidiaries, (2) become a party to, establish, adopt, amend, commence participation in or terminate any Company Plan (other than the New MIP) or any arrangement that would have been a Company Plan had it been entered into prior to this Agreement, (3) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Plan or (4) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan.

Notwithstanding any other provision in this Agreement, nothing in this Agreement shall give the Backstop Participants, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the business of the Company and its Subsidiaries.

Section 6.3 Antitrust Approval.

(a) Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement and the other Fundamental Implementation Agreements, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and the other Fundamental Implementation Agreements, with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings required under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement and the other Fundamental Implementation Agreements, as soon as reasonably practicable following the date hereof and (ii) promptly furnishing documents or information reasonably requested by any Antitrust Authority.

(b) The Company and each Backstop Participant subject to an obligation pursuant to the Antitrust Laws to notify an Antitrust Authority of any transaction contemplated by this Agreement and the other Fundamental Implementation Agreements or that has already as of the date hereof notified the Company in writing of such obligation (each such Backstop Participant, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its contents. The Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all correspondence, filings and communications between such Filing Party or the Company and the Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submissions of information to the Antitrust Authority; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Required Backstop Participants and the Company.

(c) Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify an Antitrust Authority with one or more other Filing Parties (each, a “Joint Filing Party”) of a transaction contemplated by this Agreement or the other Fundamental Implementation Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of and, if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.

(d) Subject to the first and second sentences of Section 6.3(e), the Company and each Filing Party shall use commercially reasonable efforts to cause the waiting periods under the applicable Antitrust Laws to terminate or expire at the earliest possible date after the date of filing. The communications contemplated by this Section 6.3 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.3 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement and the other Fundamental Implementation Agreements.

(e) Notwithstanding anything in this Agreement to the contrary, nothing shall require any Backstop Participant or any of its Affiliates to (i) dispose of, license or hold separate any of its or its Subsidiaries’ or Affiliates’ assets, (ii) limit its freedom of action or the conduct of its or its Subsidiaries’ or Affiliates’ businesses or make any other behavioral commitments with respect to itself or any of its Subsidiaries or Affiliates, (iii) divest any of its Subsidiaries or its Affiliates, or (iv) commit or agree to any of the foregoing. Without the prior written consent of the Required Backstop Participants, neither the Company nor any of its Subsidiaries shall commit or agree to (i) dispose of, license or hold separate any of its assets or (ii) limit its freedom of action with respect to any of its businesses or commit or agree to any of the foregoing, in each case, in order to secure any necessary consent or approvals for the transactions contemplated hereby or by the Plan under the Antitrust Laws. Notwithstanding anything to the contrary herein, neither the Backstop Participants, nor any of their Affiliates, nor the Company or any of its Subsidiaries, shall be required as a result of this Agreement, to initiate any legal action against, or defend any litigation brought by, the United States Department of Justice, the United States Federal Trade Commission, or any other Governmental Entity in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the transactions contemplated hereby or by the Plan, or which may require any undertaking or condition set forth in the preceding sentence.

Section 6.4 Access to Information. Subject to applicable Law and appropriate assurance of confidential treatment, upon reasonable notice during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to) afford the Backstop Participants and their Representatives reasonable access, during normal business hours and without unreasonable disruption or interference with the Company’s and its Subsidiaries’ business or operations, to the Company’s and its Subsidiaries’ employees, properties, books, contracts and records and, during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to such parties all reasonable information concerning the Company’s and its Subsidiaries’ business, properties and personnel as may be requested by any such party; provided that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company or any of its Subsidiaries to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (b) to disclose any legally privileged information of the Company or any of its Subsidiaries or (c) to violate any applicable Laws; provided further that the Company shall deliver to the Backstop Participants a schedule setting forth a description of any requested information not provided to the Backstop Participants pursuant to clauses (b) and (c) above. All requests for information and access made in accordance with this Section 6.4 shall be directed to an executive officer of the Company or such person as may be designated by the Company’s executive officers.

Section 6.5 Commercially Reasonable Efforts.

(a) Without in any way limiting any other respective obligation of the Company or any Backstop Participant in this Agreement, the Company shall use (and shall cause its Debtor Subsidiaries to use), and each Backstop Participant shall use, commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the other Fundamental Implementation Agreements, including using commercially reasonable efforts in:

(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Party and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained from any third party or Governmental Entity to consummate the Restructuring;

(ii) the Company defending any Legal Proceedings challenging this Agreement, the Plan or any other Fundamental Implementation Agreements or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed; and

(iii) working together in good faith to finalize the Fundamental Implementation Agreements (other than this Agreement) for filing with the Bankruptcy Court.

(b) Subject to applicable Laws relating to the exchange of information, the Backstop Participants and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Backstop Participants or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the other Fundamental Implementation Agreements; provided, however, neither the Company nor the Backstop Participants are required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, each of the Company and the Backstop Participants shall act reasonably and as promptly as practicable.

Nothing contained in this Section 6.5 shall limit the ability of any Backstop Participant to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Proceedings, so long as such consultation, appearance or objection is not inconsistent with such Backstop Participant’s obligations under Section 2.5 or under the PSA.

(c) Transfers. Each Backstop Participant agrees that it will not Transfer, in whole or in part, any of its rights or obligations hereunder, other than to a Transferee pursuant to Section 2.9(b). Each Backstop Participant or Transferee agrees that any Transfer of obligations hereunder that does not comply with the terms and procedures set forth in Section 2.9(b) and this Section 6.5(c) hereof shall be deemed void ab initio, and the Debtors shall have the right to avoid such Transfer.

Section 6.6 Form D and “Blue Sky”. The Company shall timely file a Form D with the SEC with respect to the Backstop Shares issued hereunder to the extent required under Regulation D of the Securities Act and shall provide, upon request, a copy thereof to each Backstop Participant. The Company shall, and shall cause the Debtor Subsidiaries to, on or before the Closing Date, take such action as is necessary (assuming the representations and warranties of the Backstop Participants in this Agreement are true and correct) in order to obtain an exemption for, or to qualify the Backstop Shares issued pursuant to the Rights Offering and the Fundamental Implementation Agreements for, sale to the Backstop Participants at the Closing Date pursuant to the Fundamental Implementation Agreements under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Backstop Participants on or prior to the Closing Date. The Company shall timely make all filings and reports relating to the offer and sale of the Unsubscribed Rights Offering Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date.

Section 6.7 No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Backstop Shares, the Rights Offering and this Agreement in a manner that would require registration of the Backstop Shares to be issued by the Company on the Plan Effective Date under the Securities Act. The Company and its affiliates will comply with the conditions set forth in Rule 506(c) of Regulation D promulgated under the Securities Act.

Section 6.8 Use of Proceeds. The Debtors will apply the proceeds from the exercise of the Rights and the sale of the Backstop Shares in accordance with and pursuant to the terms of the Plan.

Section 6.9 Share Legend. If issued in certificated form, each certificate evidencing shares of Reorganized Key Common Stock acquired by the Backstop Participants (including any Related Purchaser) hereunder or in connection with the Rights Offering, and each certificate issued in exchange for or upon the transfer, sale or assignment of any such securities, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE ISSUANCE OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS BASED ON ADVICE OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE.”

In the event of any uncertificated shares, such shares shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Company or agent and the term “Legend” shall include such restrictive notation. The Legend (or restrictive notation) set forth above shall be removed from the certificates evidencing any such securities (or the records, in the case of uncertified shares) at any time after the restrictions described in such Legend cease to be applicable following written notice by the holder thereof to the Company. The Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply.

Section 6.10 Investor Rights Agreement(s). Any Backstop Participant that receives shares issued pursuant to this Agreement agrees to execute and become party to the Investor Rights Agreement(s).

Section 6.11 Tax Treatment of Call Options and Put Options. Each Party agrees to treat its Call Option and its corresponding Put Option as a single forward contract for U.S. federal income tax purposes, and to treat the Put Premium as an adjustment to the number of shares acquired pursuant to the transactions contemplated by this Agreement.

Section 6.12 Reporting Obligations and Listing. The Company shall (a) timely comply with all reporting obligations under applicable securities laws (giving effect to any extensions granted pursuant to the filing of a Form 12b-25 with the SEC), (b) not become a delinquent filer (giving effect to any extensions granted pursuant to the filing of a Form 12b-25 with the SEC) and (c) in cooperation with counsel to the Required Consenting Noteholders, use commercially reasonable efforts to obtain a listing on the New York Stock Exchange (“NYSE”) or NASDAQ Global Select Market (“NASDAQ”) as promptly as possible following the Plan Effective Date.

Section 6.13 Rights Offering Escrow Agent. The Company shall not terminate the appointment of Capital One, N.A. as escrow agent (the “Rights Offering Escrow Agent”) pursuant to section 17 of the Escrow Agreement between Capital One, N.A. and the Company dated as of September 21, 2016, the “Rights Offering Escrow Agreement”), nor issue any instruction, nor make any representation or affirmation to the Rights Offering Escrow Agent pursuant to the Rights Offering Escrow Agreement without the prior written consent of the Closing Backstop Participants (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.14 Qualifying Noteholder. Each Backstop Participant is deemed to be a Qualifying Noteholder based on its representations contained herein and, notwithstanding the Rights Offering Procedures, is not required to provide further evidence thereof, including the submission of an investor qualification form.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligation of the Backstop Participants. The obligations of each Backstop Participant to consummate the transactions contemplated hereby (including obligations to fund amounts due in respect of the Call Options or the Put Options) and the release of any amounts to the Company from the Backstop Escrow Account at the Closing is subject to (unless waived in accordance with Section 7.2) the satisfaction on or, as otherwise specified below, prior to, the Closing Date of the following conditions (the “Backstop Participant Closing Conditions”):

(a) PSA In Effect. The PSA shall not have been terminated and shall be in full force and effect.

(b) Backstop Order. The Bankruptcy Court shall have entered the Backstop Order in form and substance reasonably satisfactory to the Required Backstop Participants and the Debtors and such order shall be a Final Order.

(c) Plan. The Company and all of the other Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Company and the other Debtors on or prior to the Plan Effective Date and the conditions to the occurrence of the Plan Effective Date set forth in the Plan and in the Confirmation Order (other than the condition set forth in Article IX.A.14 of the Plan) shall have been satisfied or waived in accordance with the terms thereof.

(d) Rights Offering. The Rights Offering shall have been conducted, in all material respects, in accordance with the Rights Offering Documents and the Fundamental Implementation Agreements.

(e) Consents. All governmental and material third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement and the other Fundamental Implementation Agreements, shall have been made or received, including approval under applicable Antitrust Laws.

(f) No Legal Impediment to Issuance. No final judgment, injunction, decree or other material legal restraint shall have been enacted, adopted or issued by a governmental entity of competent jurisdiction that prohibits the consummation of the Plan, the Rights Offering or the transactions contemplated by the Fundamental Implementation Agreements and/or the Definitive Restructuring Documents substantially on the terms and conditions set forth in the PSA.

(g) Disclosure Schedules. Any Company Disclosure Schedules delivered by the Company after the date hereof shall be in form and substance satisfactory to the Required Backstop Participants that are subject to an effective nondisclosure agreement with the Company as of the date of such delivery.

(h) Representations and Warranties. The representations and warranties of the Company and each Debtor contained in Section 4.2 (Corporate Power and Authority), Section 4.3 (Execution and Delivery; Enforceability), Section 4.4 (Authorized and Issued Capital Stock), Section 4.5 (Issuance), Section 4.6 (ii) (No Conflict) and Section 4.31 (No Broker’s Fees) shall be true and correct in all material respects at and as of the date on which all other conditions have been satisfied or waived with the same effect as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date). The other representations and warranties of the Company and each Debtor Subsidiary contained in this Agreement (other than the representations and warranties contained in Section 4.11) shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) at and as of the date on which all other conditions have been satisfied or waived with the same effect as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

(i) Covenants. Each Party shall have performed and complied, in all material respects, with all of its respective covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement; provided that, if the failure to comply is caused by a Backstop Participant Default, this condition shall be satisfied if either (i) the Defaulting Backstop Participant’s obligations pursuant to this Agreement have been assumed in full by one or more non-defaulting Backstop Participant(s) (a “Non-Defaulting Backstop Participant”) pursuant to the terms hereof or (ii) the Company provides evidence reasonably satisfactory to the Non-Defaulting Backstop Participants that such Backstop Participant Default would not otherwise prevent consummation of the Plan in accordance with the Restructuring Timeline.

(j) Authorized and Issued Stock. (i) All shares of Reorganized Key Common Stock issued under the Plan, including pursuant to the Rights Offering and (ii) the Preferred Voting Share shall be, upon payment of the applicable purchase price as provided in the Rights Offering Documents and the Fundamental Implementation Agreements, validly issued and outstanding, and free and clear of all withholding taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights other than as set forth in the New Key Constituent Documents and the Investor Rights Agreement(s).

(k) FCPA Settlement. The Company shall have completed all acts required to be completed by the Company under the FCPA Resolution, and the FCPA Resolution shall be in full force and effect, as of the Petition Date.

(l) Minimum Liquidity of the Company. The Company shall have satisfied the Minimum Liquidity Test after giving effect to the issuance of Incremental Liquidity Shares, if any, on the Closing Date.

(m) Option Exercise. Either a Call Option or a Put Option shall have been exercised with respect to each Unsubscribed Rights Offering Share, if any.

(n) Corporate Approval. The Board or any of the Debtors’ boards of directors shall not have (i) withdrawn, qualified or modified in any materially adverse manner to the Backstop Participants, its approval or recommendation of the Rights Offering or the Plan and related transactions and documents or (ii) approved, recommended or resolved to approve or recommend any Alternative Transaction or (iii) provided notice to counsel to the Supporting Creditors of its intent to enter into or otherwise publicly announced its intent to pursue an Alternative Transaction.

(o) Material Adverse Change. A Material Adverse Effect shall not have occurred after the date the PSA is executed.

(p) Reporting Obligations. The Company shall (x) have timely complied with all reporting obligations under applicable securities laws (giving effect to any extensions granted pursuant to the filing of a Form 12b-25 with the SEC), (y) not have become a delinquent filer (giving effect to any extensions granted pursuant to the filing of a Form 12b-25 with the SEC) and (z) in cooperation with counsel to the Required Backstop Participants, have used commercially reasonable efforts to obtain a listing on the NYSE or NASDAQ as promptly as possible following the Plan Effective Date.

Section 7.2 Waiver of Conditions to Obligation of Backstop Participants. All or any of the conditions set forth in Section 7.1 (other than Section 7.1(f) above, which cannot be waived) may only be waived in whole or in part with respect to all Backstop Participants by a written instrument executed by the Required Backstop Participants in their sole discretion, upon written notice to all Parties to this Agreement, and if so waived, all Backstop Participants shall be bound by such waiver; provided that Section 7.1(e) above may be waived only if each Backstop Participant requiring approval under applicable Antitrust Laws is among the Required Backstop Participants that have waived such Backstop Participant Closing Condition.

Section 7.3 Conditions to the Obligation of the Company. The obligation of the Company and the other Debtors to consummate the transactions contemplated hereby with any Backstop Participant is subject to (unless waived by the Company) the satisfaction on or, as otherwise specified below, prior to, the Closing Date of the following conditions (the “Company Closing Conditions” and together with the Backstop Participant Closing Conditions, the “Closing Conditions”):

(a) PSA. The PSA shall not have been terminated;

(b) Backstop Agreement Order. The Bankruptcy Court shall have entered a Backstop Order in form and substance reasonably satisfactory to the Required Backstop Participants and the Debtors and such order shall be a Final Order;

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order approving the Plan and such order shall be a Final Order;

(d) Conditions to the Plan. The conditions to the occurrence of the Plan Effective Date as set forth in the Plan and the Confirmation Order (other than the condition set forth in Article IX.A.14 of the Plan) shall have been satisfied or waived in accordance with the terms thereof;

(e) No Legal Impediment to Issuance. No final judgment, injunction, decree or other material legal restraint shall have been enacted, adopted or issued by a governmental entity of competent jurisdiction that prohibits the consummation of the Plan, the Rights Offering or the transactions contemplated by the Fundamental Implementation Agreements, including this Agreement, and/or the Definitive Restructuring Documents substantially on the terms and conditions set forth in the PSA;

(f) Consents. All governmental and material third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by the Fundamental Implementation Agreements, including this Agreement, shall have been made or received, including approval under applicable Antitrust Laws;

(g) Representations and Warranties. The representations and warranties of the Backstop Participants shall be true and correct at and as of the date on which all other conditions have been satisfied or waived with the same effect as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially restrict or impair the Backstop Participants from executing the Definitive Restructuring Documents or consummating the transactions contemplated in the Fundamental Implementation Agreements, including this Agreement; and

(h) Compliance with this Agreement. The Backstop Participants in the aggregate shall have performed and complied, in all material respects, with all of their covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. The Company (the “Indemnifying Party”) shall indemnify and hold harmless each Backstop Participant, its Affiliates, shareholders, members, partners and other equity holders, general partners, managers and its and their respective Representatives, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (including reasonable and documented legal and other third party expenses) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, including the Backstop Commitments, the Rights Offering, the payment of the Put Premium or the use of the proceeds of the Rights Offering, or any breach by the Debtors of this Agreement, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the other Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable and documented (subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein) irrespective of whether or not the transactions contemplated by the Fundamental Implementation Agreements, including this Agreement, are consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Backstop Participant and its Related Parties, caused by a Backstop Participant Default by such Backstop Participant, (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the (i) bad faith, fraud, willful misconduct or gross negligence of such Indemnified Person, (ii) a material breach of the representations and warranties made by such Indemnified Person in this Agreement, which, for the avoidance of doubt, shall not survive the Closing Date, or (iii) a material breach by such Indemnified Person of its obligations under this Agreement, which breach would permit the Company to have terminated such agreement as to such Backstop Participant.

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding relating to this Agreement or any of the transactions contemplated hereby (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (A) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required) and that all such expenses shall be reimbursed as they occur), (B) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Indemnified Claims, (C) the Indemnifying Party shall have failed or is failing to defend such claim, and is provided written notice of such failure by the Indemnified Person and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice or (D) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall have sole control over any Tax controversy or Tax audit of the Company or its Subsidiaries and shall be permitted to settle any liability for Taxes of the Company and its Subsidiaries.

Section 8.3 Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, the provisions of this Article VIII. Notwithstanding anything in this Article VIII to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Article VIII, the Indemnifying Party shall be liable for any settlement of any Indemnified Claims effected without its written consent if (i) such settlement is entered into more than sixty (60) days after receipt by the Indemnifying Party of such request for reimbursement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (A) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (B) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Backstop Shares in the Rights Offering contemplated by this Agreement and the Plan bears to (b) the Put Premium paid or proposed to be paid to the Backstop Participants.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by the Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Primary Rights Offering Per Share Price for all Tax purposes.

Section 8.6 No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, including for the avoidance of doubt, this Article VIII which covenants and agreements shall survive until satisfied in accordance with their terms.

ARTICLE IX

TERMINATION

Section 9.1 Termination Rights.

(a) This Agreement shall automatically terminate and this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Debtors or the Backstop Participants (subject to Section 9.2), upon the occurrence of any of the following events at any time prior to the Closing Date (including at any time prior to entry of the Backstop Order):

(i) an Automatic Termination occurs; or

(ii) the Company and the Required Backstop Participants agree to terminate by mutual written consent (a “Mutual Termination”), provided that a Mutual Termination shall not be effective and shall be void ab initio unless the Company’s termination is consented to by the Required Consenting Term Lenders. Within two (2) Business Days of the occurrence of a Mutual Termination, the Company or its counsel shall provide written notice of such Mutual Termination (“Notice of Termination”) to the counsel to the Required Consenting Term Lenders. Upon receipt of the Notice of Termination, counsel to the Required Consenting Term Lenders must provide written consent to the Mutual Termination within an additional three (3) Business Days (which consent shall not be unreasonably withheld, conditioned or delayed) for the Mutual Termination to become effective (these procedures, the “Termination Notice Procedures”).

(b) Each Non-Defaulting Backstop Participant may, solely as to such Non-Defaulting Backstop Participant and by written notice to the Company and each other Backstop Participant at any time on or prior to the Closing Date, terminate its obligations hereunder, including its Backstop Commitment and obligations under the Call Option and Put Option obligations (a “Backstop Participant Termination”) upon the occurrence of any of the following events:

(i) the Company (or any of its Subsidiaries): (A) files or publicly announces that it will file or joins in or supports any plan of reorganization (or disclosure statement related thereto) in the Chapter 11 Proceedings other than the Plan, other than as permitted pursuant to the PSA; (B) terminates or files a motion or pleading with the Bankruptcy Court seeking authority to terminate or reject any Fundamental Implementation Agreement on account of the Board’s fiduciary obligations or (C) provides notice to counsel to the Supporting Creditors of its intent to enter into or otherwise publicly announces its intent to pursue an Alternative Transaction;

(ii) either the Confirmation Order or the Backstop Order is reversed, dismissed or vacated, or is modified or amended after entry in a manner that is not reasonably satisfactory to the Required Backstop Participants;

(iii) any of the Chapter 11 Proceedings are dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or the Bankruptcy Court enters an order in any of the Chapter 11 Proceedings appointing an examiner or trustee with expanded powers to oversee or operate the Debtors in the Chapter 11 Proceedings;

(iv) the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority or any other court of competent jurisdiction, of any ruling or order enjoining the substantial consummation of the Restructuring and the Plan on the terms and conditions set forth in the PSA and the Fundamental Implementation Agreements; provided, however, that the Debtors shall have ten (10) days after notice to the Company of such ruling or order to obtain relief that would allow consummation of the Restructuring and the Plan in a manner that (A) does not prevent or diminish in a material way compliance with the terms of the PSA and the Fundamental Implementation Agreements and (B) is acceptable to the Required Backstop Participants in their reasonable discretion;

(v) upon the failure by the Debtors to comply in all material respects with any of its obligations under this Agreement, if such failure continues for ten (10) Business Days after written notice of such failure by any Backstop Participant to the Company;

(vi) the Closing Date has not occurred by 11:59 p.m., New York City time, on the earlier of (x) 110 days after the Petition Date and (y) March 21, 2017 (the “Outside Date”);

(vii) the Required Consenting Term Lenders terminate the PSA (solely as to each Supporting Term Lender) pursuant to Section 11(d) of the PSA;

(viii) the PSA shall have been terminated prior to the Plan Effective Date, including by such Backstop Participant as to itself;

(ix) an Order denying confirmation of the Plan is entered on the docket in the Chapter 11 Proceedings; or

(x) any Backstop Participant Closing Condition becomes incapable of being satisfied unless such condition is waived pursuant to the terms of this Agreement;

(c) The Parties hereby acknowledge and agree and shall not dispute that after the commencement of the Chapter 11 Proceedings neither Section 362 of the Bankruptcy Code nor any other applicable law shall preclude any Party from terminating this Agreement if the Agreement so provides, or from taking any action necessary to effectuate such termination pursuant to terms hereof, provided, that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not otherwise proper under the terms of this Agreement. No cure period contained in this Agreement shall be extended pursuant to Section 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of each of the Parties, and the Debtors hereby waive, to the greatest extent possible, the applicability of the automatic stay to such steps necessary to effectuate the termination of this Agreement.

(d) So long as it is not in breach of its obligations under this Agreement in any material respect, the Company may, by written notice to each Backstop Participant at any time prior to the Closing Date, terminate this Agreement (a “Company Termination”) and this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Debtors or the Backstop Participants (subject to Section 9.2), upon the occurrence of any of the following events:

(i) upon the Company terminating the PSA in accordance with its terms;

(ii) within three (3) Business Days after the giving of written notice by the Company to the Supporting Creditors of a determination by the Board, in good faith, based on the advice of its outside counsel, that proceeding with the Restructuring and pursuit of confirmation and consummation of the Plan would be inconsistent with the Board’s fiduciary obligations under applicable law;

(iii) upon the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority or any other court of competent jurisdiction, of any ruling or order enjoining the substantial consummation of the Restructuring and the Plan on the terms and conditions set forth in the PSA and the Fundamental Implementation Agreements; provided, however, that the Backstop Participants shall have ten (10) days after notice to the Backstop Participants of such ruling or order to obtain relief that would allow consummation of the Restructuring and the Plan in a manner that (A) does not prevent or diminish in a material way compliance with the terms of the PSA and the Fundamental Implementation Agreements and (B) is acceptable to the Debtors in their reasonable discretion;

(iv) upon the failure by the Backstop Participants in the aggregate to comply in all material respects with any of their obligations under this Agreement, if such failure continues for ten (10) Business Days after written notice of such failure by the Company to the Backstop Participants;

(v) the PSA shall have terminated prior to the Plan Effective Date; or

(vi) the Plan Effective Date shall not have occurred on or prior to the Outside Date;

provided, that a Company Termination (other than pursuant to clauses (ii) or (v)) shall not be effective and shall be void ab initio unless consented to in writing by the Required Consenting Term Lenders pursuant to the Termination Notice Procedures.

Section 9.2 Effect of Termination.

(a) If, within eight (8) Business Days of any Backstop Participant Termination or Backstop Participant Default, the other Backstop Participants have failed to assume 100% of the rights and obligations of the Defaulting Backstop Participant or the Terminating Backstop Participant, as applicable, pursuant to Section 2.6, this Agreement shall automatically terminate with respect to all Parties unless prior to such eighth (8th) Business Day, solely with respect to a Backstop Participant Default, the Company provides evidence reasonably satisfactory to the Non-Defaulting Backstop Participants that such Backstop Participant Default would not otherwise prevent consummation of the Plan in accordance with the Restructuring Timeline (such automatic termination, the “Automatic Termination”). For the avoidance of doubt, a default by a Backstop Participant shall not itself constitute a Backstop Participant Termination.

(b) If the Agreement is terminated in its entirety upon an Automatic Termination (other than an Automatic Termination resulting from a Backstop Participant

Default), or a Backstop Participant Termination, in each case pursuant to Section 9.1(b)(i), Section 9.1(b)(iv), Section 9.1(b)(v), or Section 9.1(b)(viii) (with respect Section 9.1(b)(viii), to the extent the PSA is terminated as a result of a breach thereof by the Company), the Company shall pay or cause to be paid to the Non-Defaulting Backstop Participants a non-refundable aggregate fee in Cash in immediately available funds in an aggregate amount equal to $3,850,000 (the “Termination Fee”). The claim of the Non-Defaulting Backstop Participants for the Termination Fee shall be an unsecured claim subordinated in right of payment solely to the Term Loan Claims, and shall not be paid by the Company unless and until the Term Loan Claims have been paid in full in Cash.

(c) Each Non-Defaulting Backstop Participant shall receive its Backstop Pro Rata Share (adjusted, as applicable, for the removal of any Defaulting Backstop Participant) of the Termination Fee.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(a) If to the Company:

Katherine Hargis

Vice President, Chief Legal Officer and Secretary

Key Energy Services, Inc.

1301 McKinney Street, Suite 1800

Houston, Texas 77010

khargis@keyenergy.com

with a copy (which shall not constitute notice) to:

Joshua A. Feltman

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

jafeltman@WLRK.com

and to:

Jeffrey E. Bjork

Sidley Austin LLP

555 West Fifth Street, Suite 4000

Los Angeles, California 90013

jbjork@sidley.com

(b) If to the Backstop Participants, to the address set forth below each Backstop Participant’s signature below, and to counsel at:

Michael H. Torkin

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10006

torkinm@sullcrom.com

With a copy to:

Sean A. O’Neal

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

soneal@cgsh.com

Section 10.2 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Backstop Participants, other than an assignment by a Backstop Participant expressly permitted by Section 2.9 of this Agreement and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided in Article VIII with respect to the Indemnified Persons and Section 2.4 and Section 9.1 with respect to the Supporting Term Lenders, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement.

Section 10.3 Prior Negotiations; Entire Agreement.

(a) This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral (other than the PSA (including all schedules and exhibits thereto except for the Backstop Agreement Term Sheet)), among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties will continue in full force and effect.

(b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Backstop Participant, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Backstop Participants under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE. THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE THAT ARISES AFTER THE COMMENCEMENT OF THE CHAPTER 11 PROCEEDINGS, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY, SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT; PROVIDED THAT, IF THE BANKRUPTCY COURT LACKS JURISDICTION, OR IF SUCH ACTION OR DISPUTE ARISES BEFORE THE COMMENCEMENT OF THE CHAPTER 11 PROCEEDINGS, THE PARTIES CONSENT AND AGREE THAT ANY SUCH ACTION OR DISPUTE SHALL BE BROUGHT EXCLUSIVELY IN EITHER A STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK (THE “NEW YORK COURT”). THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT (AND EXPRESSLY CONSENT TO ENTRY OF FINAL ORDERS BY THE BANKRUPTCY COURT ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ORDERS INTERPRETING AND ENFORCING THIS AGREEMENT) OR THE NEW YORK COURT (AS APPLICABLE), EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT OR THE NEW YORK COURT (AS APPLICABLE) (II); SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT OR THE NEW YORK COURT (AS APPLICABLE); (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT OR NEW YORK COURT (AS APPLICABLE) IS BROUGHT IN AN INCONVENIENT FORUM OR (IV) SUCH PARTY OBJECTS AND/OR FAILS TO CONSENT TO THE ENTRY OF ONE OR MORE FINAL ORDERS ADJUDICATING SUCH DISPUTE. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 10.7 Waivers and Amendments; Rights Cumulative. This Agreement may be amended, restated, modified, or changed only by a written instrument signed by the Debtors and the Required Backstop Participants; provided that each Backstop Participant’s prior written consent shall be required for any amendment that would have the effect of: (i) modifying such Backstop Participant’s Initial Backstop Pro Rata Share; (ii) increasing the Applicable Unsubscribed Per Share Price to be paid in respect of the Unsubscribed Rights Offering Shares; (iii) extending the Outside Date; (iv) changing the definition of Required Backstop Participants and (v) modifying Section 2.2(a), Section 2.6, Section 2.7, Section 2.8, Section 2.9, Section 3.1, Section 6.4, Section 6.6, Section 6.11, Section 6.12, Section 7.1(g), Section 9.1(b) or Section 9.2 hereof, or (vi) otherwise disproportionately or materially adversely affecting such Backstop Participant. The conditions of this Agreement (other than the conditions set forth in Section 7.1 and Section 7.3, the waiver of which shall be governed solely by Article VII) may be waived (x) by the Debtors only by a written instrument executed by the Company and (y) by the Required Backstop Participants only by a written instrument executed by all of the Required Backstop Participants. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. Except as otherwise provided in this Agreement, the rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

Section 10.8 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9 Specific Performance. The Parties agree that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief, plus attorneys’ fees and costs related to seeking such relief, as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, and each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy. The Parties agree that money damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the Parties’ intention for specific performance and injunctive or other equitable relief to be the only applicable remedy with respect to any breach hereunder, such remedy is not available or otherwise will not be granted as a remedy; provided that in no event will any Party be liable for monetary damages (including consequential, special, indirect or punitive damages or damages for lost profits) in excess of (a) with respect to a Backstop Participant, the Backstop Commitment of such Backstop Participant and (b) with respect to the Company, the aggregate amount of the Backstop Commitments of the Backstop Participants.

Section 10.10 No Reliance. No Backstop Participant or any of its Related Parties shall have any duties or obligations to the other Backstop Participants in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein and in the PSA. Without limiting the generality of the foregoing, (a) no Backstop Participant or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Backstop Participants, (b) no Backstop Participant or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Backstop Participant, (c) (i) no Backstop Participant or any of its Related Parties shall have any duty to the other Backstop Participants to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Backstop Participants any information relating to the Company or any of its Subsidiaries that may have been communicated to or obtained by such Backstop Participant or any of its Affiliates in any capacity and (ii) no Backstop Participant may rely, and confirms that it has not relied, on any due diligence investigation that any other Backstop Participant or any Person acting on behalf of such other Backstop Participant may have conducted with respect to the Company or any of its Affiliates or any of their respective securities and (d) each Backstop Participant acknowledges that no other Backstop Participant is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Rights Offering Shares or its Backstop Commitment.

Section 10.11 Publicity. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Debtors and the Backstop Participants shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement. No Party shall issue any such press release or make any such public statement prior to such consultation, except to the extent the disclosing Party determines it is required to do so by applicable Law, in which case such Party shall use all reasonable efforts to consult with the other Party (or Parties) before issuing any such release or making any such public statement.

Section 10.12 Survival.

(a) Notwithstanding anything to the contrary set forth in Article IX, upon termination of this Agreement pursuant to Section 9.1, (i) the obligations of the Debtors to pay the Termination Fee pursuant to Section 9.2(b) above and to satisfy their indemnification obligations pursuant to Article VIII shall survive the termination of this Agreement indefinitely and shall remain in full force and effect, (ii) the provisions set forth in this Article X and the provisions in Section 2.7(e) outlining the release of the funds from the Backstop Escrow Account following the termination of this Agreement shall survive the termination of this Agreement in accordance with its terms and (iii) subject to Section 10.9, nothing in this Section 10.12 shall relieve any Party from liability for any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” shall mean a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

KEY ENERGY SERVICES, INC.

By:	/s/ Robert W. Drummond
	Name:	Robert W. Drummond
	Title:	President & Chief Executive Officer

Silver Point Capital Fund, L.P.

By:	/s/ Brett Rodda
	Name:	Brett Rodda
	Title:	Authorized Signatory

Silver Point Capital Offshore Master Fund, L.P.

By:	/s/ Brett Rodda
	Name:	Brett Rodda
	Title:	Authorized Signatory

All notices and other communications to the above-listed Backstop Participant(s) in connection with this Agreement shall be delivered, sent or mailed to:

Silver Point Capital, L.P.
Two Greenwich Plaza
Greenwich, CT 06830
Attn: Credit Admin
Email: CreditAdmin@silverpointcapital.com

Contrarian Capital Senior Secured, L.P.

CCM Pension-B, L.L.C.

Contrarian Capital Fund I, L.P.

Contrarian Capital Trade Claims, L.P.

CCM Pension-A, L.L.C.

Contrarian Advantage-B, LP

Contrarian Opportunity Fund, L.P.

Contrarian Centre Street Partnership, L.P.

Contrarian Dome Du Gouter Master Fund, LP

By:	Contrarian Capital Management, L.L.C., on behalf of the foregoing affiliated entities and managed accounts

By:	/s/ Jon R. Bauer
Name:	Jon R. Bauer
Title:	Managing Member

All notices and other communications to the above-listed Backstop Participant(s) in connection with this Agreement shall be delivered, sent or mailed to:

Contrarian Capital
411 W. Putnam Ave.
Suite 425
Greenwich, CT 06878
	Attn:	Josh Weisser
jweisser@contrariancapital.com
	Attn:	Graham Morris
gmorris@contrariancapital.com

Scoggin Capital Management II LLC
Scoggin International Fund Ltd

By:	Scoggin Management LP, its Investment Manager

By:	/s/ Craig Effron
	Name:	Craig Effron
	Title:	Managing Partner

Scoggin Worldwide Fund Ltd.

By:	Old Bellow Partners LP, its Investment Manager

By:	/s/ Craig Effron
	Name:	Craig Effron
	Title:	Portfolio Manager

All notices and other communications to the above-listed Backstop Participant(s) in connection with this Agreement shall be delivered, sent or mailed to:

Scoggin Management LP
660 Madison Avenue
New York, NY 10065
Attn: Michael Renoff
MRenoff@scogcap.com

Whitebox Asymmetric Partners, LP Whitebox Relative Value Partners, LP Whitebox Credit Partners, LP Whitebox Special Opportunities Fund LP, Series O Whitebox Multi-Strategy Partners, LP

By:	Whitebox Advisors LLC, its Investment Manager

By:	/s/ Mark Strefling
	Name:	Mark Strefling
	Title:	General Counsel & Chief Operating Officer Whitebox Advisors LLC

All notices and other communications to the above-listed Backstop Participant(s) in connection with this Agreement shall be delivered, sent or mailed to:

Whitebox Advisors LLC 3033 Excelsior Blvd, Suite 300 Minneapolis, MN 55416 Attn: Jake Mercer jmercer@whiteboxadvisors.com

Whitebox Advisors LLC 3033 Excelsior Blvd, Suite 300 Minneapolis, MN 55416 Attn: Cindy Delano cdelano@whiteboxadvisors.com

Soter Capital, LLC

By:	/s/ Eva Kalawski
	Name:	Eva Kalawski
	Title:	Vice President & Secretary

All notices and other communications to the above-listed Backstop Participant(s) in connection with this Agreement shall be delivered, sent or mailed to:

Platinum Equity Advisors, LLC
360 N. Crescent Dr.
Beverly Hills, CA 90210
Attn: Eva M. Kalawski
ekalawski@platinumequity.com

Quantum Partners LP

By:	QP GP LLC, its General Partner

By:	/s/ Thomas L. O’Grady
	Name:	Thomas L. O’Grady
	Title:	Attorney-in-Fact

All notices and other communications to the above-listed Backstop Participant(s) in connection with this Agreement shall be delivered, sent or mailed to:

Soros Fund Management LLC
250 W 55th Street
New York, New York 10019
Attn: Courtney Carson

Goldman, Sachs, & Co., solely with respect to the Multi-Strategy Investing desk of the Americas Special Situations Group

By:	/s/ Daniel S. Oneglia
	Name:	Daniel S. Oneglia
	Title:	Authorized Signatory

Special Situations Investing Group, Inc.

By:	/s/ Daniel S. Oneglia
	Name:	Daniel S. Oneglia
	Title:	Authorized Signatory

All notices and other communications to the above-listed Backstop Participant(s) in connection with this Agreement shall be delivered, sent or mailed to:

Goldman Sachs & Co
200 West Street
New York, NY 10282
Attn: Daniel Oneglia
Eugene.W.Lee@gs.com

Schedule 1

Schedule of Backstop Participants and Direct Allocation Commitments

[To be redacted]

Exhibit A

CALL OPTION NOTICE OF NON-EXERCISE

[Date]

TO:

Key Energy Services, Inc.

1301 McKinney Street, Suite 1800

Houston, Texas 77010

Attention: Katherine Hargis, Vice President, Chief Legal Officer and Secretary

Reference is made to the Backstop Commitment Agreement dated September [●], 2016 among Key Energy Services, Inc. (the “Company”) and the Backstop Participants set forth on Schedule 1 thereto (including, as applicable, any Transferee in accordance with the terms thereto) (the “Backstop Agreement”). Capitalized terms used but not otherwise defined herein have the meanings specified in the Backstop Agreement.

Pursuant to Section 2.3(c) of the Backstop Agreement, the undersigned Backstop Participant hereby notifies the Company that the undersigned Backstop Participant has elected not to exercise its Call Option to acquire, on the Closing Date, such Backstop Participant’s Initial Backstop Pro Rata Share of the Unsubscribed Rights Offering Shares.

Very truly yours,

[ ]

By:
Name:
Title:

Exhibit B

PUT OPTION NOTICE OF NON-EXERCISE

[Date]

TO:

[BACKSTOP PARTICIPANT NAME]

Reference is made to the Backstop Commitment Agreement dated September [●], 2016 among Key Energy Services, Inc. (the “Company”) and the Backstop Participants set forth on Schedule 1 thereto (including, as applicable, any Transferee in accordance with the terms thereto) (the “Backstop Agreement”). Capitalized terms used but not otherwise defined herein have the meanings specified in the Backstop Agreement.

Pursuant to Section 2.4(c) of the Backstop Agreement, the Company hereby notifies [BACKSTOP PARTICIPANT NAME] that it has elected not to exercise its Put Options to require such Backstop Participant to purchase from the Company, on the Closing Date, its Initial Backstop Pro Rata Share of the Unsubscribed Rights Offering Shares.

Very truly yours,

[ ]

By:
Name:
Title:

Exhibit C

Joint Prepackaged Plan of Reorganization of

Key Energy Services, Inc. and its Debtor Affiliates

Exhibit D

Rights Offering Procedures

Exhibit E

Incremental Liquidity Per Share Price

Aggregate Amount of Incremental Liquidity Shares Funded (in $million)	Aggregate Number of Incremental Liquidity Shares to be Issued*	Incremental Liquidity Per Share Price**
1.0	111,911	$8.94
2.0	223,923	$8.93
3.0	336,037	$8.93
4.0	448,254	$8.92
5.0	560,572	$8.92
6.0	672,993	$8.92
7.0	785,516	$8.91
8.0	898,142	$8.91
9.0	1,010,870	$8.90
10.0	1,123,701	$8.90
11.0	1,264,893	$8.70
12.0	1,406,248	$8.53
13.0	1,547,766	$8.40
14.0	1,689,447	$8.29
15.0	1,831,291	$8.19
16.0	1,973,298	$8.11
17.0	2,115,470	$8.04
18.0	2,257,805	$7.97
19.0	2,400,304	$7.92
20.0	2,542,968	$7.86
21.0	2,762,815	$7.60
22.0	2,983,058	$7.37
23.0	3,203,700	$7.18
24.0	3,424,741	$7.01
25.0	3,646,182	$6.86

*	Pursuant to the Plan, the Debtors may, with the consent of the Required Consenting Noteholders, increase or decrease, as applicable, the aggregate number of shares of Reorganized Key Common Stock to be issued and outstanding on the Plan Effective Date pursuant to the Plan and adjust the applicable price per share for such shares such that the aggregate value of the shares received by any Person pursuant to the Plan is unaltered by such adjustments.
**	Share count and price per share rounded up or down to the nearest whole number.